Exhibit 2.1

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

by and among

PROFESSIONALS DIRECT, INC.

(“Company”)

HANOVER ACQUISITION CORP.

(“Purchaser”)

and

THE HANOVER INSURANCE GROUP, INC.

(“Parent”)

June 25, 2007

TABLE OF CONTENTS

Page
ARTICLE I THE MERGER	1
SECTION 1.1THE MERGER	1
SECTION 1.2EFFECTIVE TIME	2
SECTION 1.3EFFECTS OF MERGER	2
SECTION 1.4 ARTICLES OF INCORPORATION AND BYLAWS OF SURVIVING CORPORATION	2
SECTION 1.5 DIRECTORS AND OFFICERS OF SURVIVING CORPORATION	2
ARTICLE II CONVERSION OF SHARES	4
SECTION 2.1 EFFECT ON THE SHARES AND THE PURCHASER’S CAPITAL STOCK	4
ARTICLE III PAYMENT FOR SHARES	4
SECTION 3.1 PAYMENT FOR SHARES	4
ARTICLE IV REPRESENTATIONS AND WARRANTIES OF THE COMPANY	6
SECTION 4.1 ORGANIZATION	6
SECTION 4.2 CAPITALIZATION	9
SECTION 4.3 AUTHORITY	9
SECTION 4.4 NO VIOLATIONS; CONSENTS AND APPROVALS	8
SECTION 4.5 SEC DOCUMENTS; FINANCIAL STATEMENTS	11
SECTION 4.6ABSENCE OF CERTAIN CHANGES; NO UNDISCLOSED LIABILITIES; SUBORDINATED DEBENTURES	13
SECTION 4.7 LITIGATION	14
SECTION 4.8 COMPLIANCE WITH APPLICABLE LAW	12
SECTION 4.9 TAXES	16
SECTION 4.10 LABOR AND EMPLOYMENT MATTERS	18
SECTION 4.11 EMPLOYEE BENEFIT PLANS, ERISA	19
SECTION 4.12 TITLE TO PROPERTY; ASSETS	21
SECTION 4.13 REAL PROPERTIES	21
SECTION 4.14 ENVIRONMENTAL MATTERS	23
SECTION 4.15 INTELLECTUAL PROPERTY	20
SECTION 4.16 INFORMATION	26
SECTION 4.17 INSURANCE REPORTS	27
SECTION 4.18 INSURANCE MATTERS	28
SECTION 4.19 GENERAL INSURANCE	30
SECTION 4.20 CERTAIN CONTRACTS	31
SECTION 4.21 OPINION OF FINANCIAL ADVISOR	33
SECTION 4.22 CHANGE IN CONTROL PAYMENTS	33
SECTION 4.23 QUESTIONABLE PAYMENTS.33
SECTION 4.24 MICHIGAN ACTS	33
SECTION 4.25 BROKER’S FEES	33
SECTION 4.26 NO OTHER REPRESENTATIONS OR WARRANTIES	33
ARTICLE V REPRESENTATIONS AND WARRANTIES OF PARENT AND THE PURCHASER	34
SECTION 5.1 ORGANIZATION	34
SECTION 5.2 AUTHORITY	34
SECTION 5.3 NO VIOLATIONS; CONSENTS AND APPROVALS	34
SECTION 5.4 FINANCING	35
SECTION 5.5 BROKER’S FEES	35
ARTICLE VI COVENANTS	35
SECTION 6.1 CONDUCT OF BUSINESS OF THE COMPANY	35
SECTION 6.2 NO SOLICITATION	39
SECTION 6.3 INSURANCE REGULATORY FILINGS	35
SECTION 6.4 PROXY STATEMENT; SHAREHOLDER MEETING	42
SECTION 6.5 ACCESS TO INFORMATION	44
SECTION 6.6 REASONABLE BEST EFFORTS, OTHER ACTIONS	45
SECTION 6.7 PUBLIC ANNOUNCEMENTS	45
SECTION 6.8 NOTIFICATION OF CERTAIN MATTERS	45
SECTION 6.9 INDEMNIFICATION AND INSURANCE	47
SECTION 6.10 EXPENSES	49
SECTION 6.11 OBLIGATIONS OF THE PURCHASER	49
SECTION 6.12 401(K) PLAN	49
ARTICLE VII CONDITIONS TO THE OBLIGATIONS OF PARENT, THE PURCHASER AND THE COMPANY	39
SECTION 7.1 CONDITIONS TO OBLIGATION OF EACH PARTY TO EFFECT THE MERGER	39
SECTION 7.2 ADDITIONAL CONDITIONS TO OBLIGATIONS OF PARENT AND PURCHASER	50
SECTION 7.3 ADDITIONAL CONDITIONS TO OBLIGATIONS OF THE COMPANY	52
ARTICLE VIII TERMINATION AND ABANDONMENT	52
SECTION 8.1 TERMINATION	52
SECTION 8.2 TERMINATION BY PARENT	54
SECTION 8.3 TERMINATION BY THE COMPANY	55
SECTION 8.4 PROCEDURE FOR TERMINATION	55
SECTION 8.5 EFFECT OF TERMINATION	55
SECTION 8.6 TERMINATION FEE	55
ARTICLE IX DEFINITIONS	58
SECTION 9.1 TERMS DEFINED IN AGREEMENT	58
ARTICLE X MISCELLANEOUS	61
SECTION 10.1 AMENDMENT AND MODIFICATION.61
SECTION 10.2 WAIVER	61
SECTION 10.3 SURVIVABILITY; INVESTIGATIONS	61
SECTION 10.4 NOTICES	61
SECTION 10.5 ASSIGNMENT; NO THIRD PARTY BENEFICIARIES	63
SECTION 10.6 GOVERNING LAW	64
SECTION 10.7 COUNTERPARTS	64
SECTION 10.8 CERTAIN DISCLOSURE MATTERS	64
SECTION 10.9 INTERPRETATION	64
SECTION 10.10 ENTIRE AGREEMENT	50
SECTION 10.11 WAIVER OF JURY TRIAL	65

i

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER is dated as of June 25, 2007 (the “Agreement”), by and among Professionals Direct, Inc., a Michigan corporation (the “Company”),  Hanover Acquisition Corp., a Michigan corporation (the “Purchaser”), and The Hanover Insurance Group, Inc., a Delaware corporation (“Parent”).  The Company and the Purchaser are hereinafter sometimes collectively referred to as the “Constituent Corporations.”  An index of defined terms used in this Agreement is set forth in Article IX.

RECITALS

WHEREAS, the respective Boards of Directors of each of Parent, the Purchaser and the Company have approved the acquisition of the Company by the Parent upon the terms and subject to the conditions set forth herein;

WHEREAS, in furtherance of such acquisition, the respective Boards of Directors of  each of Parent, the Purchaser and the Company have approved the merger of the Purchaser with and into the Company in accordance with the terms of this Agreement and the Michigan Business Corporation Act (the “MBCA”) and with any other applicable law; and

WHEREAS, the Board of Directors of the Company (the “Board”) has, in light of and subject to the terms and conditions set forth herein, (a) determined that (i) the consideration to be paid for each Share in the Merger (as such terms are hereinafter defined) is fair to the shareholders of the Company, and (ii) the Merger is otherwise in the best interests of the Company and its shareholders, and (b) resolved to approve and adopt this Agreement and the transactions contemplated hereby and to recommend approval by the shareholders of the Company of this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants, agreements and conditions contained herein, the parties hereto agree as follows:

ARTICLE I

THE MERGER

Section 1.1  The Merger.

(a)  In accordance with the provisions of this Agreement and the MBCA, at the Effective Time, the Purchaser shall be merged with and into the Company (the “Merger”), and the Company shall be the surviving corporation (hereinafter sometimes called the “Surviving Corporation”) and shall continue its corporate existence under the Laws of the State of Michigan.  At the Effective Time the separate existence of the Purchaser shall cease.

(b)  The name of the Surviving Corporation shall be “Professionals Direct, Inc.”

(c)  Unless this Agreement is terminated in accordance with Article VIII of this Agreement and subject to the satisfaction or waiver of the conditions set forth in Article VII, the consummation of the Merger will take place as promptly as practicable after satisfaction or waiver of the conditions set forth in Article VII, at the offices of Dykema Gossett, PLLC, 300 Ottawa Avenue, NW, Suite 700, Grand Rapids, Michigan, unless another date, time or place is agreed to in writing by the parties hereto (“Closing”). The Merger shall have the effects on the Company and the Purchaser as provided under the MBCA and this Agreement.  As of the Effective Time, the Company shall be a wholly-owned direct or indirect subsidiary of Parent.

(d)  Subject to the terms and conditions of this Agreement, each of Parent, the Purchaser and the Company shall take all such reasonable and lawful action as may be necessary or appropriate in order to effectuate the Merger in accordance with this Agreement as promptly as practicable.  If, at any time after the Effective Time, any such further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title, possession, privileges, powers, franchises, licenses, and interests of the Company and the Purchaser in and to every type of property (whether real, personal, or mixed), the officers and directors of the Company and Purchaser immediately prior to the Effective Time are fully authorized in the name of their respective corporations or otherwise to take all such lawful and necessary action.

Section 1.2  Effective Time.  At Closing, the parties shall file a certificate of merger in the form required by and executed in accordance with the MBCA (the “Certificate of Merger”) with the Michigan Department of Labor and Economic Growth in accordance with the provisions of the MBCA and the Merger shall become effective at the time of filing of, or at such later time specified in, the Certificate of Merger.  The date and time when the Merger shall become effective is herein referred to as the “Effective Time.”

Section 1.3  Effects of Merger.  At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificate of Merger, and the applicable provisions of the MBCA.  Without limiting the generality of the foregoing, and subject thereto, at the Effective Time (a) all the rights, privileges, powers, franchises, licenses, and interests of the Company and the Purchaser in and to every type of property (whether real, personal, or mixed), shall vest in the Surviving Corporation, (b) all choses in action of the Company and the Purchaser shall continue unaffected and uninterrupted by the Merger and shall accrue to the Surviving Corporation, and (c) all debts, liabilities and duties of the Company and the Purchaser shall become the debts, liabilities and duties of the Surviving Corporation.

Section 1.4  Articles of Incorporation and Bylaws of Surviving Corporation.  Subject to Section 1.1(b), the Articles of Incorporation of the Purchaser shall be submitted with the Certificate of Merger as the Articles of Incorporation of the Surviving Corporation and the Bylaws of the Purchaser shall be the Bylaws of the Surviving Corporation, in each case until thereafter amended as provided by applicable Law.

Section 1.5  Directors and Officers of Surviving Corporation.

(a)  Subject to applicable Law, the directors of the Purchaser immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

(b)  The officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

ARTICLE II

CONVERSION OF SHARES

Section 2.1  Effect on the Shares and the Purchaser’s Capital Stock.

(a)  As of the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, each share of common stock of the Company (each a “Share” and collectively the “Shares”) issued and outstanding immediately prior to the Effective Time (other than any Shares held by a wholly-owned subsidiary of the Company, which Shares, by virtue of the Merger and without any action on the part of the holder thereof, shall be canceled and retired and shall cease to exist with no payment being made with respect thereto) shall be converted into the right to receive $69.61 net to the holder in cash (the “Merger Price”), payable to the holder thereof, without interest thereon, as set forth in Article III.

(b)  As of the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, each share of capital stock of the Purchaser issued and outstanding immediately prior to the Effective Time shall be converted into and become one fully paid and nonassessable share of common stock of the Surviving Corporation.

ARTICLE III

PAYMENT FOR SHARES

Section 3.1  Payment For Shares.

(a)  From and after the Effective Time, Computershare, Ltd. shall act as paying agent (the “Paying Agent”) for the purpose of effecting the payment of the Merger Price in exchange for certificates (the “Certificates”) formerly representing Shares and entitled to payment of the Merger Price pursuant to Section 2.1.  At the Effective Time and from time to time thereafter, Parent shall, or shall cause the Purchaser or the Surviving Corporation (including, if necessary, providing the Purchaser or the Surviving Corporation with sufficient funds) to, deposit, or cause to be deposited, in trust with the Paying Agent sufficient funds to permit the Paying Agent to make the payments contemplated by this Section 3.1.  Such funds shall be invested by the Paying Agent in a bank money-market account, short-term certificates of deposit issued by a bank, or short-term securities issued or guaranteed by the United States Government, as directed by Parent or the Purchaser, in trust for the benefit of the holders of the Shares, for payment in accordance with Section 2.1 in exchange for outstanding Shares.  Parent or the Surviving Corporation may cause the Paying Agent to pay over to the Parent or Surviving Corporation any net earnings with respect to the investment of the funds.  In no event will any holder of Shares be entitled to any earnings on the funds to which such holder shall become entitled pursuant to

Section 2.1.  To the extent that there are losses with respect to any investment of the funds or the funds diminish for any reason below the level required to make prompt cash payment as contemplated by this Section 3.1, Parent shall, or shall cause the Surviving Corporation (including, if necessary, providing the Surviving Corporation with sufficient funds) to, promptly replace or restore such funds in cash so as to ensure that funds at all times are maintained at a level sufficient to make such cash payments.

(b)  Promptly after the Effective Time, Parent shall cause the Paying Agent to mail to each record holder of a Certificate that immediately prior to the Effective Time represented Shares (other than any Certificate representing Shares held by a wholly-owned subsidiary of the Company) a form of letter of transmittal that shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificate to the Paying Agent, instructions for use in surrendering Certificates and receiving the Merger Price therefore, and such other provisions as Parent and the Company may reasonably specify.  Upon the surrender of each Certificate for cancellation to the Paying Agent, or in lieu of any such Certificate which has been lost, stolen or destroyed, an affidavit of lost, stolen or destroyed share certificates (including customary indemnity against loss but excluding any requirement to post a bond or similar security), together with such letter of transmittal, duly executed, and such other customary documents as may be required pursuant to such instructions, the Paying Agent shall pay the holder of such Certificate in exchange therefore cash in an amount equal to the Merger Price multiplied by the number of Shares formerly represented by such Certificate, and such Certificate shall forthwith be canceled.  Until so surrendered, each Certificate (other than Certificates representing Shares held by a wholly-owned subsidiary of the Company) shall represent solely the right to receive the aggregate Merger Price relating thereto.  No interest shall be paid or accrued on the Merger Price.

(c)  Promptly following the date which is 18 months after the Effective Time, Parent may require the Paying Agent to deliver to Parent all cash (including any interest received with respect thereto), Certificates and other documents in its possession relating to the transactions described in this Agreement, and the Paying Agent’s duties shall terminate.  Thereafter, each holder of a Certificate formerly representing a Share (other than Certificates representing Shares held by a wholly-owned subsidiary of the Company) shall be entitled to look to Parent (subject to applicable abandoned property, escheat and similar Laws) only as general creditors thereof with respect to the Merger Price payable upon the surrender of their Certificates, without any interest thereon.  None of Parent, the Purchaser or the Surviving Corporation shall be liable to any holder of Shares for any amount paid to a public official in accordance with applicable abandoned property, escheat or similar Laws.

(d)  The Merger Price shall be net to each holder of Certificates in cash, subject to reduction only for any applicable federal back up withholding and any other taxes payable by such holder.  Parent, the Surviving Corporation or the Paying Agent shall be entitled to deduct and withhold from the Merger Price otherwise payable pursuant to this Agreement to any holder of Shares such amounts as Parent, the Surviving Corporation or the Paying Agent is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”), or any provision of state, local or foreign tax Law.  To the extent that amounts are so withheld by Parent, the Surviving Corporation or the Paying Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares in respect of which such deduction and withholding was made by Parent, the Surviving Corporation or the Paying Agent.

(e)  If payment of cash in respect of any Certificate is to be made to a person other than the person in whose name such Certificate is registered, it shall be a condition to such payment that the Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and that the person requesting such payment shall have paid any taxes required by reason of such payment in a name other than that of the registered holder of the Certificate surrendered or shall have established to the satisfaction of Parent or the Paying Agent that such tax either has been paid or is not payable.

(f)  The Merger Price delivered upon the surrender for exchange of Shares in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such Shares, and, after the Effective Time, there shall be no transfers on the stock transfer books of the Surviving Corporation of any Shares which were outstanding immediately prior to the Effective Time.  If, after the Effective Time, Certificates formerly representing Shares (other than Certificates representing Shares held by a wholly-owned subsidiary of the Company) are presented to Parent, the Surviving Corporation or the Paying Agent, they shall be surrendered and canceled in return for the payment by Parent or the Paying Agent, as applicable, of the aggregate Merger Price relating thereto, without interest, as provided in this Section 3.1.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to Parent and the Purchaser that the statements contained in this Article IV are correct and complete as of the date of this Agreement and shall be correct and complete as of the Effective Time (as though made as of the Effective Time), except as disclosed by the Company to Parent and the Purchaser in the Disclosure Letter dated the same date hereof, subject to Section 10.8 (the “Disclosure Letter”), or, with respect to the statements in this Article IV being correct and complete as of the Effective Time, by the Company to Parent and Purchaser in the Updated Disclosure Letter, subject to Section 10.8:

Section 4.1  Organization.

(a)  The Company is a corporation duly organized, validly existing and in good standing under the Laws of the state of Michigan and the Company and each of its direct and indirect subsidiaries have all requisite corporate power and authority necessary to own, lease and operate their respective properties they purport to own or lease and to carry on their respective businesses as now being conducted. Each subsidiary of the Company is a corporation or trust, as applicable, duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization and each subsidiary of the Company has all requisite corporate or trust, as applicable, power and authority necessary to own, lease and operate their respective properties they purport to own, lease or operate and to carry on their respective businesses as now being conducted. The Company and each of its subsidiaries is duly qualified or licensed and in good standing to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.  Schedule 4.1(a) of the Disclosure Letter sets forth the name and state or incorporation or organization of each of the Company’s subsidiaries.  Except for the Company subsidiaries set forth in Schedule 4.1(a) of the Disclosure Letter, the Company does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity, excluding securities in any publicly traded company held for investment by the Company and compromising less that five percent of the outstanding stock of such company.  For the purposes of this Agreement, “Company Material Adverse Effect” means a material adverse effect on the business, operations, assets, financial condition or results of operations of the Company and its subsidiaries taken as a whole or a material adverse effect on the Company’s ability to perform its obligations under this Agreement or to consummate the Merger, except for any such effect attributable to (i) acts of sabotage or terrorism, or the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, (ii) changes in general economic conditions, or financial or securities markets (including any disruption thereof and any decline in the price of any security or any market index) to the extent not disproportionately affecting the Company and the Company’s subsidiaries, taken as a whole, as compared to other similarly situated companies in the legal malpractice insurance industry, (iii) changes affecting the legal malpractice insurance industry in general to the extent not disproportionately affecting the Company and the Company’s subsidiaries, taken as a whole, as compared to other similarly situated companies in the legal malpractice insurance industry, (iv) the execution and announcement of this Agreement and the transactions contemplated hereby, (v) Parent’s announcement or other communication by Parent of its plans or intentions with respect to the Company or any of its subsidiaries or any other acts or omissions of Parent or the Purchaser, (vi) acts or omissions of the Company prior to the Effective Time taken at the written request of Parent or the Purchaser or with the prior written consent of Parent or the Purchaser (provided, however, that nothing set forth in this Agreement shall constitute such consent), (vii) changes in generally accepted accounting principles or actuarial methodologies or practices historically employed by the Company to establish Loss Reserves unless the principles, methodologies or practices historically employed by the Company were not in accordance with or more conservative than those called for in relevant policy and reinsurance contract provisions during the period employed, (viii) changes in Tax Laws, or (ix) except for a Loss Reserve MAE, changes in Loss Reserves. For purposes of this Agreement, “Loss Reserves” means the Company’s estimates of its future obligations on any incidents, demands and suits made and reported to the Insurance Company Subsidiary, including estimates of future losses, indemnity obligations, loss adjustment expenses, unallocated loss adjustment expenses, extended reporting endorsement estimates and any other type of losses, whether or not such may be net of deductibles and reinsurance, gross or ceded.

Notwithstanding the foregoing, a Company Material Adverse Effect shall have occurred if one or both of the following occurs (a “Loss Reserve MAE”):

(X) The Milliman Selected Retained Reserves for report years 1990 through 2006 (as detailed, the “Selected Retained Reserves”) as of June 30, 2007, as set forth in the

Professionals Direct Insurance Company Analysis of Statutory Loss and LAE Reserves (the “PDIC Report”) as of  June 30, 2007, prepared by Milliman, Inc. exceeds $16,176,000.  For purpose of illustration, the Milliman Selected Retained Reserves as of December 31, 2006 are set forth in Exhibit A5, page 1, column 7 and Exhibit A6, page 1, column 7 in the PDIC Report as of  December 31, 2006.  If the Merger has not been consummated by September 30, 2007, Parent shall have the option of causing the Company, at Parent’s sole cost, to promptly engage Milliman, Inc. or, if Milliman, Inc. is unable or unwilling to prepare such report, actuaries selected by Parent, to prepare a PDIC Report as of September 30, 2007 and, in such event, a Company Material Adverse Effect shall have occurred if the actuary’s Selected Retained Reserves determined as of September 30, 2007, as set forth in the PDIC Report as of September 30, 2007, exceeds $16,561,000; or

(Y)           The Company’s estimated loss and ALAE ratio (the “Loss and ALAE Ratio”) for either the first six months or first nine months of 2007 (the 2007 report year) exceeds 67%.  The Loss and ALAE Ratio shall be calculated by dividing (i) estimates by Milliman, Inc. (or, potentially, other actuaries selected by Parent for preparation of the PDIC Report as of September 30, 2007) for indemnity (also known as loss) and defense and cost containment (also known as DCC and/or ALAE), but excluding any expenses or estimates or changes in estimates from prior periods for ULAE, coverage or extended reporting endorsements (all as defined and set forth in (A) the PDIC Report as of June 30, 2007 for determination of the Loss and ALAE Ratio for the first six months of 2007 or (B) the PDIC Report as of September 30, 2007 for determination of the Loss and ALAE Ratio for the first nine months of 2007) by (ii) the Company’s net earned premium (X) for the first six months of 2007, as set forth in the Insurance Company SAP Statements for the quarterly period ended June 30, 2007 (for determination of the Loss and ALAE Ratio for the first six months of 2007) or (Y) for the first nine months of 2007, as set forth in the Insurance Company SAP Statements for the quarterly period ended September 30, 2007 (for determination of the Loss and ALAE Ratio for the first nine months of 2007).

(b)  Copies of the articles of incorporation and bylaws of the Company, and the organizational documents of each of its subsidiaries and all amendments thereto, have been made available to Parent and the Purchaser and such copies are true and complete.  The Company owns directly or indirectly all of the outstanding capital stock of each of its subsidiaries, free and clear of any security interest, claim, lien, pledge, limitation on the Company’s voting rights, charges or other encumbrances of any nature whatsoever, other than (i) statutory liens and other encumbrances for Taxes not yet due and payable, (ii) liens and other encumbrances for real estate Taxes being contested in good faith, (iii) liens and other encumbrances arising by operation of law in the ordinary course of business, (iv) liens and other encumbrances listed on Schedule 4.1(b), and (v) minor imperfections in title that do not materially detract from the value of the property subject thereto (collectively, “Liens”).

(c)  The Company conducts its insurance operations exclusively through Professionals Direct Insurance Company (the “Insurance Company Subsidiary”) and Professionals Direct Insurance Services, Inc. (the “Insurance Services Subsidiary”).  The Insurance Company Subsidiary is duly authorized and licensed to write each line of business reported as being written by the Company in the Insurance Company SAP Statements, in each jurisdiction where it is required to be so licensed and eligible. The Insurance Services Subsidiary is duly authorized and licensed as an insurance agency in each jurisdiction where it is required to be so authorized or licensed.

Section 4.2  Capitalization.  The authorized capital stock of the Company consists of 5,000,0000 Shares and 500,000 shares of preferred stock, (“Company Preferred Stock”).  The Company has 333,300 Shares and no shares of Company Preferred Stock issued and outstanding. The Company and Company subsidiaries have no, and at all times through the Effective Time there will not be any, existing options, warrants, calls, subscriptions or other rights or other agreements or commitments obligating the Company or any of its subsidiaries to issue, transfer, sell or vote any shares of capital stock of the Company or any of its subsidiaries or any other securities convertible into or evidencing the right to subscribe for any such shares under any equity compensation plan or otherwise.  All issued and outstanding Shares, and all outstanding shares of capital stock of each subsidiary, are duly authorized and validly issued, fully paid, nonassessable and free of preemptive rights with respect thereto.

Section 4.3  Authority.  The Company has all requisite corporate power and authority to execute and deliver this Agreement and, subject to the affirmative vote of the holders of at least a majority of the Shares entitled to vote in accordance with the MBCA (the “Company Shareholder Approval”) and receipt of approvals by applicable Governmental Authorities regulating the Insurance Company Subsidiary and the Insurance Services Subsidiary, to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized and unanimously approved by the Board, and, assuming that none of the Parent, the Purchaser or any of their affiliates is an “interested shareholder” under Chapter 7A of the MBCA, other than the Company Shareholder Approval, no other corporate proceedings are necessary to authorize or adopt this Agreement or the consummation of the transactions contemplated hereby. At a meeting held June 22 and June 24, 2007, the Board determined that it is advisable and in the best interest of the holders of the Shares for the Company to enter into a business combination with Parent upon the terms and subject to the conditions of this Agreement and unanimously recommended that the holders of the Shares approve and adopt this Agreement and the Merger.  The Company Shareholder Approval is the only vote of holders of any class or series of the Company’s capital stock necessary to approve the Merger.  This Agreement has been duly and validly executed and delivered by the Company and, assuming this Agreement constitutes a legal, valid and binding agreement of the other parties hereto, it constitutes a legal, valid and binding agreement of the Company, enforceable against it in accordance with its terms, except that (a) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights generally and (b) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefore may be brought.

Section 4.4  No Violations; Consents and Approvals.

(a)  None of the execution and delivery of this Agreement, the consummation of the transactions contemplated hereby or the compliance by the Company with any of the provisions hereof shall, subject to the Company Shareholder Approval and receipt of approvals by applicable Governmental Authorities regulating the Insurance Company Subsidiary and the Insurance Services Subsidiary, (i) violate any provision of its or any of its subsidiaries’ organizational documents, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default, or give rise to any right of termination, cancellation or acceleration or any right which becomes effective upon the occurrence of a merger, consolidation or change in control or ownership, under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture or other instrument of indebtedness for money borrowed to which the Company or any of its subsidiaries is a party, or by which the Company or any of its subsidiaries or any of their respective properties is bound, or (iii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default, or give rise to any right of termination, cancellation or acceleration or any right which becomes effective upon the occurrence of a merger, consolidation or change in control or ownership, under, any of the terms, conditions or provisions of any license, franchise, permit or agreement to which the Company or any of its subsidiaries is a party, or by which the Company or any of its subsidiaries or any of their respective properties is bound, or (iv) conflict with or violate any federal, foreign, state, local or provincial statute, rule, regulation, order, judgment or decree (collectively, “Laws”) of any public body or authority by which the Company or any of its subsidiaries or any of their respective properties is bound, excluding from the foregoing clauses (ii), (iii) and (iv) violations, breaches, defaults or rights which, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect or for which the Company has received, or prior to the Effective Time shall have received, appropriate consents or waivers.  The material consents and approvals required to be obtained by the Company or its subsidiaries for the consummation of the Merger are set forth in Schedule 4.4(a) of the Disclosure Letter.

(b)  No filing or registration with, notification to, or authorization, consent or approval of, any Governmental Authority is required in connection with the execution and delivery of this Agreement by the Company, or the consummation by the Company of the transactions contemplated hereby, except (i) in connection, or in compliance, with the provisions of the Securities Exchange Act of 1934, as amended (including the rules and regulations promulgated thereunder), (the “Exchange Act”), (ii) the filing of the Certificate of Merger with the Michigan Department of Labor and Economic Growth, (iii) the filing of applications, notices and forms with, and the obtaining of approvals from, any applicable Governmental Authorities regulating the Insurance Company Subsidiary or the Insurance Services Subsidiary, including the Commissioner of Insurance of the State of Michigan under the Michigan Insurance Code of 1956, as amended, with respect to the transactions contemplated by this Agreement, (iv) filing with, and approval of, the Securities and Exchange Commission (the “SEC”) and all other applicable governing bodies with respect to the deregistration of the Shares, (v) those consents, approvals, orders, authorizations, notifications, registrations, declarations and filings listed on Schedule 4.4(a) of the Disclosure Letter, and (vi) such other consents, approvals, orders, authorizations, notifications, registrations, declarations and filings not obtained or made prior to the Effective Time the failure of which to be obtained or made, individually or in the aggregate, would not reasonably be expected to prevent consummation of the Merger, or otherwise prevent the Company from performing its obligations under this Agreement, or would otherwise reasonably be expected to have a Company Material Adverse Effect.

(c)  No shareholder of the Company has any right to dissent and obtain payment for his or her Shares under applicable Law with respect to, or as a result of, the transactions contemplated by this Agreement (including the Merger).

Section 4.5  SEC Documents; Financial Statements.

(a)  The Company has filed and made available to Parent and the Purchaser true and complete copies of each registration statement, report, proxy statement, information statement or schedule, together with all amendments thereto, that were required to be filed with the SEC by the Company since April 30, 2002 (the “SEC Documents”).  As of their respective dates, the SEC Documents complied in all material respects with the applicable requirements of the Securities Act of 1933, as amended, and the Exchange Act, as the case may be, and none of such SEC Documents contained at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b)  As of their respective dates, the consolidated financial statements (including the notes thereto) of the Company included in the SEC Documents were prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods involved (except as may be indicated therein or in the notes thereto) and fairly presented in all material respects, the Company’s consolidated financial position and that of its consolidated subsidiaries as at the dates thereof and the consolidated results of their operations and statements of cash flows for the periods then ended (subject, in the case of unaudited statements, to the lack of footnotes thereto, and to normal year end audit adjustments which, individually or in the aggregate, were not or are not expected to be material in amount).

(c)  Each of the Insurance Company Subsidiary and the Insurance Services Subsidiary (i) has timely filed all annual and quarterly reports (including the financial statements contained therein), registrations and statements, together with all amendments required to be made with respect thereto, that were required to be filed since April 30, 2002 with any applicable Governmental Authority regulating the Insurance Company Subsidiary or the Insurance Services Subsidiary, as applicable, and (ii) has paid all fees and assessments due and payable in connection therewith.  All such reports, registrations and statements, together with all such amendments, were in compliance, in all material respects, with applicable Law when filed and, as of their respective dates, did not contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were or are made, not misleading.  No material deficiencies have been asserted by any applicable Governmental Authority with respect to such reports, registrations and statements or any such amendments thereto.

(d)  Each of the principal executive officer of the Company and the principal financial officer of the Company (or each former principal executive officer of the Company and each former principal financial officer of the Company, as applicable) has made all applicable certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 (including the rules and regulations promulgated thereunder, “SOX”) with respect to the SEC Documents and the statements contained in such certifications are in compliance with the requirements of the Exchange Act and SOX.  For purposes of this Agreement, “principal executive officer” and “principal financial officer” have the meanings ascribed to such terms in SOX.  Neither the Company nor any of the Company’s subsidiaries has outstanding, or has since the effective date of Section 402 of SOX, arranged any outstanding “extensions of credit” to or for directors or executive officers of the Company in violation of Section 402 of SOX.

(e)  The Company maintains a system of “internal control over financial reporting,” as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act, and such system is maintained in compliance with such rules.

(f)  The Company has not received any written notification from its outside auditors of any (A) “significant deficiency” or (B) “material weakness” in the Company’s internal controls over financial reporting since January 1, 2006.  To the knowledge of the Company, there is no outstanding “significant deficiency” or “material weakness” that has not been appropriately and adequately remedied by the Company.  For purposes of this Agreement, the terms “significant deficiency” and “material weakness” shall have the meanings assigned to them in Auditing Standard No. 2 of the Public Company Accounting Oversight Board, as in effect on the date hereof.

(g)  None of the Company’s subsidiaries is, or has ever been, subject to the reporting requirements of Sections 13(a) and 15(d) of the Exchange Act.

Section 4.6  Absence of Certain Changes; No Undisclosed Liabilities; Subordinated Debentures.

(a)  Except as set forth in the SEC Reports, since March 31, 2007, each of the Company and its subsidiaries has conducted its business in the ordinary course consistent with past practice and there has not occurred: (a) any action, event or occurrence that, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect; (b) any amendments or changes in the articles of incorporation or bylaws of the Company or any of its subsidiaries; (c) any changes by the Company in its accounting methods, principles or practices or underwriting, reserving or actuarial practices or methods, except as may be required to conform to changes in statutory or regulatory accounting rules, or generally accepted accounting principles, or applicable regulatory requirements; (d) any declaration, setting aside or payment of any dividend or other distribution in respect of capital stock of the Company or any direct or indirect redemption, purchase or other acquisition by the Company or any of its subsidiaries of any capital stock or of any interest in or right to acquire any capital stock of the Company or any of its subsidiaries; (e) any Lien created or assumed on any of the assets or properties of the Company or any of its subsidiaries, except under the existing credit arrangements with Fifth Third Bank; (f) any borrowing of money by the Company other than in the ordinary course of business; (g) an incurrence by the Company or any of its subsidiaries of any deferred purchase price obligation that, individually or in the aggregate, exceeds $100,000; (h) any material write-off or write-down of, or any determination to write-off or write-down, the assets or properties (other than any statutory write-down of investment assets) of the Company or any of its subsidiaries or any portion thereof, other than in the ordinary course of business; (i)

any material addition to the Company’s consolidated reserves for future benefits or other policy claims and benefits before the date of this Agreement, except in the ordinary course of business consistent with past practice; (j) acquisition (by merger, consolidation, acquisition of stock or assets, or otherwise) of any corporation, partnership or other business organization or division thereof; (k) any increase in the compensation payable or to become payable to the Company’s directors, officers or other executive employees, or grant of any severance or termination pay to, or enter into any employment or severance agreement with any director, officer or other executive employee of the Company; (l) any material tax election inconsistent with past practice or settlement or compromise of any material federal, state, local or foreign tax liability or agreement to an extension of a statute of limitations; (m) payment, discharge or satisfaction of any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business and consistent with past practice of liabilities reflected or reserved against in the financial statements contained in the SEC Reports; (n) any sale of a material amount of property or assets of the Company or any of its subsidiaries, except in the ordinary course of business; or (o) any contract or agreement to take any of the actions set forth in subsections (a) through (n) of this Section 4.6(a).

(b)  Neither the Company nor any of its subsidiaries has any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, required by generally accepted accounting principles to be reflected on a consolidated balance sheet of the Company and its subsidiaries, except for liabilities or obligations (i) under this Agreement, (ii) disclosed in the Company’s March 31, 2007 consolidated balance sheet (including the notes thereto), as set forth in the SEC Reports, or (iii) that are incurred in the ordinary course of business since the date of the Company’s March 31, 2007 consolidated balance sheet, as set forth in the SEC Reports, and which would not reasonably be expected to have a Company Material Adverse Effect.

(c)  The floating rate junior subordinated debenture, having a principal amount of $2,062,000, issued by the Company to Professionals Direct Statutory Trust I on December 4, 2002 may be redeemed in whole or in part beginning on December 4, 2007.  The junior subordinated debenture, having a principal amount of $3,093,000, issued by the Company to Professionals Direct Statutory Trust II on June 30, 2005 may be redeemed in whole or in part beginning on September 15, 2010.

Section 4.7  Litigation.  Except for any coverage or other claim made with respect to insurance policies issued by the Insurance Company Subsidiary, there is no suit, claim, action, proceeding or investigation pending, or to the knowledge of the Company threatened, against the Company or any of its subsidiaries or any of their respective properties or assets before any court or Governmental Authority seeking damages of $100,000 or more.  Neither the Company nor any of its subsidiaries is subject to any outstanding order, writ, injunction or decree (excluding coverage and other claims made with respect to insurance policies issued by the Insurance Company Subsidiary).

Section 4.8  Compliance with Applicable Law.

(a)  The business and operations of the Company, the Insurance Company Subsidiary and the Insurance Services Subsidiary have been conducted in compliance, in all material respects, with all applicable statutes and regulations regulating the business of insurance and all applicable orders and directives of Insurance Regulators (collectively, “Insurance Laws”), except any noncompliance which individually, or in the aggregate, would not reasonably likely to have a Company Material Adverse Effect.  For purposes of this Agreement, “Insurance Regulators” means all Governmental Authorities regulating the business of insurance under Insurance Laws.  The Insurance Company Subsidiary and Insurance Services Subsidiary have marketed, sold, and issued insurance products in compliance, in all material respects, with Insurance Laws applicable to the business of the Insurance Company Subsidiary or the Insurance Services Subsidiary and in the respective jurisdictions in which the products have been sold.  There is no material pending or, to the knowledge of the Company, threatened charge by any Insurance Regulators with respect to violations of any applicable Insurance Laws.  The Company Insurance Subsidiary is not subject to any order or decree of any Insurance Regulators relating to the Insurance Company Subsidiary or the Insurance Services Subsidiary (as opposed to insurance companies generally) which would, individually or in the aggregate, be reasonably likely to have a Company Material Adverse Effect.  Since December 31, 2002, to the knowledge of the Company, the Company and each of the Insurance Company Subsidiary and the Insurance Services Subsidiary have filed all reports and other filings required to be filed with any Insurance Regulators on or before the date of this Agreement. As of its date, each of such reports and filings contained all information required by the Insurance Regulators with which it was filed and did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.  Schedule 4.8(a) of the Disclosure Letter sets forth (i) a list of the states in which any of the Company, the Insurance Company Subsidiary or the Insurance Services Subsidiary file reports or other filings with Insurance Regulators, (ii) the dates on which such reporting obligations commenced and (iii) a brief description of the frequency with which reports are required to be filed in each such state.

(b)  Except for violations or possible violations that are not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect, neither the Company nor any of its subsidiaries is in conflict with, or in default or violation of, (i) any Law applicable to the Company or any of its subsidiaries or by which its or any of their respective properties is bound or affected or (ii) any note, bond, mortgage, indenture, contract, agreement, lease, license, franchise or other instrument or obligation to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries or its or any of their respective properties is bound or affected.

(c)  The Company and its subsidiaries hold all permits, licenses, easements, variances, exemptions, consents, certificates, orders and approvals from Governmental Authorities which are necessary for the operation of the businesses of the Company and each of its subsidiaries as now being conducted (collectively, the “Company Permits”).  The Company and its subsidiaries are in compliance with the terms of the Company Permits in all material respects. Copies of all insurance licenses of the Company, the Insurance Company Subsidiary and the Insurance Services Subsidiary have previously been made available to Parent.  For purposes of this Agreement, “Governmental Authority” or “Governmental Authorities” means any governmental body, agency, official, instrumentality, subdivision or authority, whether federal, foreign, state, local or provincial.

Section 4.9  Taxes.

(a)  For purposes of this Agreement, “Tax” or “Taxes” shall mean taxes, fees, levies, duties, tariffs, imposts, and governmental impositions or charges of any kind in the nature of (or similar to) taxes, payable to any federal, state, local or foreign taxing authority, including (i) income, franchise, profits, gross receipts, ad valorem, net worth, value added, sales, use, service, real or personal property, special assessments, capital stock, license, payroll, withholding, employment, social security, workers’ compensation, unemployment compensation, utility, severance, environmental, customs duties, production, excise, stamp, occupation, premiums, windfall profits, transfer and gains taxes, or other tax of any kind whatsoever and (ii) interest, penalties, additional taxes and additions to tax imposed with respect thereto.  “Tax Returns” shall mean returns, declarations, claims for refund, reports, and information statements, including any attachment or schedule thereto and including any amendment thereof, with respect to Taxes required to be filed with the Internal Revenue Service (“IRS”) or any other federal, foreign, state, local or provincial taxing authority, domestic or foreign, including consolidated, combined and unitary tax returns.

(b)  Each of the Company and its subsidiaries has filed, or caused to be filed, all Tax Returns required to be filed by it, has paid or withheld, or caused to be paid, withheld or remitted, all Taxes of any nature whatsoever, that are shown on such Tax Returns as due and payable, or otherwise required to be paid, other than such Taxes as are being contested in good faith (as described in Schedule 4.9 of the Disclosure Letter) and for which adequate reserves have been established.  All Tax Returns filed by or on behalf of the Company and its subsidiaries with respect to Taxes are true and correct in all material respects.  The Company and each of its subsidiaries have paid or will timely pay all Taxes due with respect to any period ending on or prior to the Effective Time, other than Taxes contested in good faith and for which adequate reserves are established, or where the payment of Taxes is not yet due, have established, or with respect to Taxes incurred after the date hereof will timely establish in accordance with past practices, an adequate accrual in accordance with generally accepted accounting principles.  There are no claims, assessments or audits pending, or to the Company’s knowledge threatened, against the Company or its subsidiaries for any alleged deficiency in any Tax.  None of the Company or its subsidiaries have ever been a member of a consolidated return group under Section 1504 of the Code except one for which the Company is the parent company.  There is no deferred inter-company gain within the meaning of the Treasury Regulations promulgated under Code Section 1502.  Neither the Company nor any of its subsidiaries are liable for the payment of Taxes of another person (other than the Company or any of its subsidiaries) under the principles of Treasury Regulation Section 1.1502-6 (or any similar provision of state, local foreign Law) as a transferee or successor, by contract, or otherwise.  There are no outstanding waivers or extensions of any applicable statute of limitations to assess any Taxes of the Company or any of its subsidiaries.  There are no outstanding requests by the Company or any of its subsidiaries for any extension of time within which to file any Tax Return or within which to pay any Taxes shown to be due on any Tax Return.  There are no Liens for any Taxes upon the assets of the Company or any of its subsidiaries.  Except as described in Schedule 4.9 of the Disclosure Letter, neither the Company nor any of its subsidiaries is a party to, is bound by or has any obligation under, a tax sharing or tax allocation agreement or arrangement for the allocation, apportionment, sharing, indemnification or payment of Taxes.  The Company has provided Parent with true and complete copies of all Tax Returns filed by Company and its subsidiaries for all Tax periods beginning on or after January 1, 2004.  Neither the Company nor any of its subsidiaries has any “tax exempt use property” within the meaning of Code Section 168(h).  Neither the Company nor any of its subsidiaries is a United States Real Property Holding Company as defined in Code Section 897(c)(2).  The Company and its subsidiaries have properly disclosed on their Tax Returns all positions that could result in a substantial understatement as defined in Code Section 6662.  There is no requirement of the Company or any of its subsidiaries to include any item of income in, or exclude any item of deduction from, taxable income post-closing as a result of:  (a) a change in accounting method, (b) a closing agreement under Code Section 7121 (or any similar provision of state, local foreign Law), (c) intercompany transactions or an excess loss account pursuant to Code Section 1502 and regulations thereunder (or any similar provision of state, local or foreign Law), (d) installment sales or open transactions, or (e) prepaid amounts.  None of the Company or any of its subsidiaries was a party to a transaction under Code Sections 355 or 361.  No power of attorney for tax matters has been granted to any person.  None of the Company or any of its subsidiaries has engaged in a “listed transaction” as described in Treasury Regulation Section 1.6011-4(b)(2).

Section 4.10  Labor and Employment Matters.

(a)  The Company has made available to Parent and the Purchaser an accurate and complete list of each (i) employment agreement with each executive officer and other employee of the Company or its subsidiaries (each employee of the Company or its subsidiaries, an “Employee” and all such employees, collectively, the “Employees”) not terminable without material liability or obligation on 60 days’ or less notice; (ii) agreement with any director, executive officer or other Employee of the Company or its subsidiaries (A) the benefits of which are contingent, or the terms of which are materially altered, on the occurrence of a transaction involving the Company or its subsidiaries of the nature of any of the transactions contemplated by this Agreement or relating to an actual or potential change in control of the Company or (B) providing any compensation guarantee or extending severance benefits or other benefits after termination not comparable to benefits available to Employees generally; (iii) agreement, plan or arrangement under which any person may receive payments that may be subject to Tax imposed by Section 4999 of the Code or included in the determination of such person’s “parachute payment” under Section 280G of the Code; and (iv) agreement or plan, including any stock option plan, stock appreciation right plan, restricted stock plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement.  Since March 31, 2007, neither the Company nor any of its subsidiaries has entered into or amended any employment or severance agreement with any director, executive officer or other employee of the Company or granted any severance or termination pay to any director, executive officer or employee of the Company.

(b)  The Company and each of its subsidiaries are in material compliance with all applicable Laws respecting employment, employment practices, terms and conditions of employment, employee safety and wages and hours, and in each case, with respect to Employees: (i) has withheld and reported all amounts required by Law or by agreement to be withheld and reported with respect to wages, salaries and other payments to Employees, (ii) is not liable for any arrears of wages, severance pay or any taxes or any penalty for failure to comply with any of the foregoing, and (iii) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for Employees (other than routine payments to be made in the normal course of business and consistent with past practice).  There are no material actions, suits, claims or administrative matters pending, or to the knowledge of the Company, threatened or reasonably anticipated against the Company or any of its subsidiaries, or any of their Employees relating to any Employee, Employee agreement or Company or subsidiary employee plan.  There are no pending or, to the knowledge of the Company, threatened material claims or actions against Company or any of its subsidiaries, any Company or subsidiary trustee under any worker’s compensation policy or long-term disability policy.  None of the Company or any of its subsidiaries has any direct or indirect liability with respect to any misclassification of any person as an independent contractor rather than as an employee, or with respect to any employee leased from another employer.

(c)  No work stoppage or labor strike against the Company or any of its subsidiaries is pending, or, to the knowledge of the Company, threatened or reasonably anticipated.  The Company has no knowledge of any activities or proceedings of any labor union to organize any Employees.  There are no actions, suits, claims, labor disputes or grievances pending or to the knowledge of the Company threatened or reasonably anticipated relating to any labor matters involving any Employee, including charges of unfair labor practices or discrimination complaints.  None of the Company or any of its subsidiaries has engaged in any material unfair labor practices within the meaning of the National Labor Relations Act.  Neither the Company nor any of its subsidiaries presently, nor have any of them been in the past, a party to, or bound by, any collective bargaining agreement or union contract with respect to Employees and no collective bargaining agreement is being negotiated by the Company or any of its subsidiaries.  The Company and its subsidiaries have not incurred any liability or obligation under the Worker Adjustment and Retraining Notification Act or any similar state or local Law that remains unsatisfied.

Section 4.11  Employee Benefit Plans, ERISA.

(a)  Each “employee benefit plan” (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), and all other employee benefit, bonus, incentive, stock option (or other equity based), severance, change in control, welfare (including post retirement medical and life insurance) and fringe benefit plans (whether or not subject to ERISA) maintained or sponsored by the Company or any of its subsidiaries or any trade or business, whether or not incorporated, that would be deemed a “single employer” within the meaning of Section 4001 of ERISA or Section 414 of the Code (an “ERISA Affiliate”), for the benefit of any employee or former employee of the Company or any of its ERISA Affiliates (collectively, the “Plans”) has been operated and administered, in all material respects, in accordance with its terms and with applicable Law.  To the knowledge of the Company, all filings, disclosures and notices related to the Plans as required by applicable Law have been timely made.  There is no pending, or to the knowledge of the Company threatened, litigation, administrative action, suit or claim relating to any of the Plans (other than routine claims for benefits).  To the knowledge of the Company, the Company has not engaged in a transaction, or omitted to take any action, with respect to any Plan that would reasonably be expected to subject the Company to a penalty or Tax imposed by either Section 4975 of the Code or Section 502 of ERISA.

(b)  The Company has made available to Parent true and complete copies of the following:  the current Plan document (including a written description of all oral Plans), any amendments thereto, and the related summary plan description and summaries of material modifications, if any, for the last three Plan years; the financial information or reports (including any FASB required reports, if applicable), relating to each such Plan; and all Annual Report Form 5500 series) filed with any governmental agency at any time during the three year period ending on the Effective Time.

(c)  Neither the Company nor any ERISA Affiliate maintains or has maintained during the last six years a Plan which is subject to Title IV of ERISA or which is subject to the minimum funding requirements of Section 412 of the Code.  None of the Company, any ERISA Affiliate, any Plan, any trust created under any Plan, or to the Company’s knowledge any trustee or administrator of any such trust, has engaged in a transaction in connection with which the Company, any ERISA Affiliate, any Plan, any such trust or any such trustee or administrator would reasonably be expected to be subject to either a civil liability or penalty pursuant to Section 409, 502(i) or 502(l) of ERISA or a tax imposed pursuant to Chapter 43 of the Code.

(d)  All contributions required to be made under the terms of any Plan or any employee benefit arrangements to which the Company is a party or of which the Company is a sponsor have been timely made for the four prior Plan years.  All additional contributions, premium payments and other payments due on or before the Effective Time shall have been paid by that date.  The Company has no material obligation to provide retiree health, life insurance, disability insurance or other retiree benefits under any Plan, other than benefits mandated by Section 4980B of the Code.

(e)  At no time has the Company or an ERISA Affiliate contributed to or been obligated to contribute to any multiemployer plan, as defined in Section 3(37) of ERISA.

(f)  Neither the Company nor an ERISA Affiliate has ever established, sponsored, maintained, participated in or contributed to any self-insured plan that provides benefits to employees (including any such plan pursuant to which a stop-loss policy or contract applies).

(g)  Neither the Company nor any of its subsidiaries maintains any compensation plans, programs or arrangements under which any payment is non-deductible, in whole or in part, for tax reporting purposes as a result of the limitations under Section 162(m) of the Code and the regulations issued thereunder.  The consummation of the transactions contemplated by this Agreement will not, directly or indirectly (including as a result of any termination of employment or service at any time prior to or following the Effective Time), entitle any current or former director, officer, employee or independent contractor of the Company to any actual or deemed payment (or benefit) which would constitute a “parachute payment” (as such term is defined in Section 280G of the Code).

(h)  Each Plan that is subject to Code Section 409A has been operated and administered in compliance, in all material respects, with Code Section 409A.

(i)  Each Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without liability to the Company, Purchaser or Parent (other than ordinary administration expenses).

(j)  Except as set forth on Schedule 4.11 of the Disclosure Letter, with respect to each Plan that is an “employee pension benefit plan” (as defined in ERISA Section 3(2)):  (1) each such Plan that is intended to qualify as a tax-qualified retirement plan under Code Section 401(a) and each trust intended to qualify under Code Section 501(a) has received a current favorable determination letter (or notification, advisory or opinion letter, as applicable) from the IRS as to qualification of such Plan covering the period from its adoption through the Effective Time; all amendments required to maintain such qualification have been timely adopted; nothing has occurred, whether by action or failure to act, which has resulted in or, to the knowledge of the Company, would reasonably be expected to cause the loss of such qualification (whether or not eligible for review under the IRS’s Closing Agreement Program, Voluntary Compliance Resolution program or any similar governmental agency program); and each trust thereunder is exempt from Tax pursuant to Code Section 501(a); and (2) no such Plan is a “multiemployer plan” (as defined in ERISA Section 3(37)).

Section 4.12  Title to Property; Assets.

(a)  The Company and each of its subsidiaries have good and marketable title to all of their owned properties and assets, free and clear of all Liens.  All leases pursuant to which the Company or any of its subsidiaries lease from others material amounts of personal property are, in all material respects, in good standing, valid and effective in accordance with their respective terms, and, to the knowledge of the Company, there is not, under any of such leases any existing default or event of default (or event which with notice or lapse of time, or both, would reasonably be expected to constitute a default).

(b)  The Insurance Company SAP Statements contain accurate lists, in accordance with SAP, as of their respective dates of investment, of assets held and purchases and sales of the investment assets by the Insurance Company Subsidiary.  Such debentures, notes, stock, limited partnership interests, other securities, mortgages and other investment assets are owned by either the Company or the Insurance Company Subsidiary, free and clear of all Liens.

Section 4.13  Real Properties

(a)  Neither the Company nor any of its subsidiaries is a party to any agreement or option to purchase any real property or interest therein. Neither the Company nor any of its subsidiaries (i) own, or have ever owned, any real property, or (ii) lease or operate any real property other than the Leased Real Property (as defined below).

(b)  Set forth in Schedule 4.13(b) of the Disclosure Letter is a list of all leases and subleases of real property, including all amendments, modifications and supplements thereto (the “Real Estate Leases”), to which the Company or any of its subsidiaries is a party and a list of all other agreements between the Company, or any subsidiary of the Company, and any lessor or sublessor under any of the Real Estate Leases, any mortgagee of any of the premises covered by the Real Estate Leases (the “Leased Real Property”) or any assignor of any of the Real Estate

Leases. The Company has made available true and complete copies of each of the Real Estate Leases to Parent.

(c)  Neither the Company nor any of its subsidiaries has received any written notice of any pending or threatened condemnation, expropriation, eminent domain or similar proceeding affecting all or any portion of any of the Leased Real Property.

(d)  All accounts for work and services performed or materials placed or furnished upon or in respect of the construction and completion of any of the Leased Real Property have been fully paid.

(e)  Neither the Company nor any of its subsidiaries has any knowledge of any fact or condition that would reasonably be expected to result in termination or limitation of full and free vehicular access to and from a public right-of-way to the Leased Real Property.

(f)  To the extent required under any Real Property Leases, the Company now has in force normal and customary casualty, liability and business interruption insurance relating to such Leased Real Property.  The Company has received no written notice from any insurance carrier alleging any defects or inadequacies in the Leased Real Property that, if not corrected, would reasonably be expected to result in termination of such insurance coverage or increase in the normal and customary cost of any or all of such insurance coverage.

Section 4.14  Environmental Matters.

(a)  The Company and each of its subsidiaries have at all times been in material compliance with all orders of any federal, state, local or foreign court or Governmental Authority or tribunal and all Laws, in each case related to human health or the environment (“Environmental Laws”).

(b)  There are not any past or present conditions or circumstances at, or arising out of, any current or former business, assets or properties of the Company or any of its subsidiaries, including to on-site or off-site disposal presence or release of or exposure to any chemical substance, product or waste or any other condition or circumstance which has resulted in or would reasonably be expected to have resulted in or would reasonably be expected to give rise to: (i) material liabilities, fines, penalties, costs, capital expenditures or obligations for any violation, noncompliance, cleanup, remediation, disposal or corrective action under any Environmental Law, or (ii) material claims arising for personal injury, property damage, or damage to natural  resources.

(c)  Neither the Company nor any of its subsidiaries has (i) received any notice of noncompliance with, violation of, or liability or potential liability relating to any Environmental Law or (ii) entered into any consent decree, agreement or order or is subject to any order of any federal, state, local or foreign court or Governmental Authority or tribunal or any indemnity with any third party relating to any Environmental Law or relating to the cleanup of any hazardous materials contamination.

Section 4.15  Intellectual Property.

(a)  “Intellectual Property” means:

(i)  Any know-how, invention (whether patentable or un-patentable and whether or not reduced to practice), any improvements to any invention, and any patent, patent application, statutory invention registration or patent disclosure, together with any reissuance, division, continuation, continuation-in-part, revision, extension, or reexamination of any patent;

(ii)  any trademark, service mark, trade dress, logo, trade name, domain name or corporate name, whether or not registered, together with any translation, adaptation, derivation, or combination and including any associated goodwill, and any application, registration, or renewal;

(iii)  any copyrightable work (including policy forms), any copyright, and any application, registration, or renewal;

(iv)  any trade secret or confidential or proprietary business information (including any idea, research and development, know-how, formula, composition, manufacturing and production process or technique, technical data, design, drawing, specification, customer or supplier list, pricing and cost information, and business and marketing plan or proposal);

(v)  any other proprietary right, including waivers of such rights by others and the right to sue and recover damages, attorneys’ fees and costs for past infringement of any patent, trademark, copyright; and

(vi)  any copies or tangible embodiment of any of the foregoing.

(b)  To the knowledge of the Company, the Company, directly or indirectly, owns, or is licensed or otherwise possesses legally enforceable rights to use, all Intellectual Property that is material to the business of the Company and its subsidiaries as currently conducted (the “Company Intellectual Property Rights”).  To the knowledge of the Company, there are no settlements, forbearances to sue, consents, judgments, or orders or similar obligations which restrict the Company or its subsidiaries’ rights to use any Company Intellectual Property Rights, or restrict the Company or its subsidiaries’ business in order to accommodate a third party’s Intellectual Property, or permit third parties to use any Company Intellectual Property Rights owned by the Company or its subsidiaries.

(c)  Schedule 4.15(c) of the Disclosure Letter sets forth a complete list of all patents and patent applications, trademark and service mark registrations and applications therefore, unregistered trademarks and service marks, trade names, domain names, copyright registrations and applications therefore, and unregistered copyrights included in the Company Intellectual Property Rights, and specifies, where applicable, the jurisdictions in which each such Company Intellectual Property Right has been issued or registered or in which an application for such issuance and registration has been filed, including the respective patent, registration or application numbers and the names of all registered owners. The Company or one of its subsidiaries is listed in the records of the appropriate United States, state or foreign agency as the sole owner of record for each patent, any registration, or application listed in Schedule 4.15(c) of the Disclosure Letter.  In each case where a registration or patent, or application for registration or patent, listed in Schedule 4.15(c) of the Disclosure Letter is held by assignment, the assignment has been duly recorded with the governmental office from which the original registration or patent issued or before which the application for registration or patent is pending.

(d)  All the material licenses, sublicenses and other agreements as to which the Company or any of its subsidiaries is a party and pursuant to which the Company, any of its subsidiaries or any other person is authorized to use any Company Intellectual Property Right have been made available to Parent.  To the knowledge of the Company, all such licenses, sublicenses, and other agreements are, in all material respects, legal, binding, enforceable and in full force and effect and represent the entire agreement with respect to the subject matter of the agreement.  To the knowledge of the Company, neither the Company nor any of its subsidiaries, nor any other party, is in violation of any such license, sublicense or agreement except such violations as do not materially impair the Company’s or such subsidiary’s rights under such license, sublicense or agreement.  The execution and delivery of this Agreement by the Company, and the consummation of the transactions contemplated hereby, will neither cause the Company or any of its subsidiaries to be in violation or default under any such license, sublicense or agreement, nor entitle any other party to any such license, sublicense or agreement to terminate or modify such license, sublicense or agreement.  Neither the Company nor any of its subsidiaries has received any notice of termination or cancellation under any license, sublicense or other agreement, nor any notice of a breach or default which has not been cured.

(e)  The Company Intellectual Property Rights owned by the Company or one of its subsidiaries are free from and clear of any Liens, excluding any Liens relating to infringement, and to the knowledge of the Company are free and clear of any Liens relating to infringement.  Neither the Company nor any of its subsidiaries has received any notice of a claim and, to the knowledge of the Company, no claims are threatened by any person and there are no valid grounds for a claim (i) that the Company or any of its subsidiaries is infringing on any copyright, patent trademark, or service mark, or misappropriating any trade secret or other violating the rights in any Intellectual Property of any third party or (ii) challenging the ownership or right to use by the Company or any of its subsidiaries, or the validity or effectiveness of, any of the Company Intellectual Property Rights.  To the knowledge of the Company, there is no unauthorized use, infringement, dilution or misappropriation of any of the Company Intellectual Property Rights by any third party.

(f)  The Company and each of its subsidiaries have taken reasonable precautions to protect the secrecy, confidentiality and value of their trade secrets.

Section 4.16  Information.  None of the Proxy Statement  or any other document to be filed by or on behalf of the Company with the SEC or any other Governmental Authority entity in connection with the transactions contemplated by this Agreement will, at the respective times filed with the SEC or other Governmental Authority and, in addition, in the case of the Proxy Statement at the date it or any amendment or supplement is mailed to shareholders of the Company and at the time of the Shareholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading; provided that the foregoing shall not apply to information supplied by Parent or the Purchaser specifically for inclusion or incorporation by reference in any such document.

Section 4.17  Insurance Reports.

(a)  “Insurance Company SAP Statements” means (i) the annual statutory statements of the Insurance Company Subsidiary filed with any Insurance Regulator for each of the years ended December 31, 2006, 2005 and 2004 and for each calendar year ending after the date of this Agreement, (ii) the quarterly statutory statements of the Insurance Company Subsidiary filed with any Insurance Regulator for the quarterly period ended March 31, 2007, and for each quarterly period ending after the date of this Agreement, and (iii) all exhibits, interrogatories, notes, schedules and any actuarial opinions, affirmations or certifications or other supporting documents filed in connection with such annual statutory statements and quarterly statutory statements.

(b)  All such Insurance Company SAP Statements were prepared (i) in conformity with statutory accounting practices prescribed or permitted by the Insurance Regulators consistently applied (“SAP”) and (ii) from the books and records of the Insurance Company Subsidiary.  The Insurance Company SAP Statements, when read in conjunction with the notes thereto and any statutory audit reports relating thereto, present fairly in all material respects the statutory financial condition and results of operations of the Insurance Company Subsidiary as of the dates and for the periods indicated (subject, in the case of unaudited statements, to notes and normal year-end adjustments that are not material in amount or effect). The annual statutory balance sheets and income statements included in the Insurance Company SAP Statements have been, where required by Insurance Laws, audited by an independent accounting firm of recognized national reputation.

(c)  Since December 31, 2002, the Company and the Insurance Company Subsidiary (i) have filed or submitted with the applicable Insurance Regulator all registration statements, notices and reports, together with all supplements and amendments thereto, required under the Insurance Laws applicable to insurance holding companies (the “Holding Company Act Reports”); (ii) have filed all Insurance Company SAP Statements, (iii) have filed all other reports and statements together with all amendments and supplements thereto, required to be filed with any Insurance Regulator under the Insurance Laws (the “Other Reports and Statements”), and (iv) have paid all fees and assessments due and payable by them under the Insurance Laws, except where the failure to so file or so pay would not reasonably be expected to have a Company Material Adverse Effect.  The Company has made available to Parent true and complete copies of all Insurance Company SAP Statements and all Holding Company Act Reports filed by Company or the Insurance Company Subsidiary with any Insurance Regulator for periods ending and events occurring, after January 1, 2003 and prior to the Effective Time.  All such Insurance Company SAP Statements, Holding Company Act Reports, and Other Reports and Statements complied in all material respects with the Insurance Laws when filed.  No material deficiencies have been asserted by any Governmental Authority with respect to such Insurance Company SAP Statements, Holding Company Act Reports, and Other Reports and Statements that the Company has not appropriately addressed with such Governmental Authority.

(d)  Except for examinations conducted by a Governmental Authority in the ordinary course of the business of the Company and its subsidiaries, to the knowledge of the Company, no Governmental Authority has initiated any proceeding or investigation into the business or operations of the Company or its subsidiaries, or any director or officer of the Company or its subsidiaries in his or her capacity as such, since January 1, 2003.  There is no unresolved violation or exception asserted in writing to the Company or any of its subsidiaries by any Governmental Authority with respect to any examinations of the Company or any of its subsidiaries.

(e)  The Company has made available to Parent correct and complete reports issued by the applicable Insurance Regulator with respect to such financial examinations.  Except with respect to the transactions contemplated by this Agreement, there are no regulatory examinations of the Company or any of its subsidiaries currently in process.

(f)  Neither the Company nor any of its subsidiaries has received from any Person any currently pending Notice on Form A or such other form as may be prescribed under applicable Law indicating that such Person intends to make or has made a tender offer for or a request or invitation for tenders of, or intends to enter into or has entered into any agreement to exchange securities for, or intends to acquire or has acquired (in the open market or otherwise), any voting security of Company, if after the consummation thereof such Person would directly or indirectly be in control of Company.

Section 4.18  Insurance Matters.

(a)  All policies, binders, slips, certificates and other agreements of insurance in effect as of the date of this Agreement (including all applications, endorsements, supplements, endorsements, riders and ancillary agreements in connection therewith) issued by the Insurance Company Subsidiary, and any and all marketing materials, agents agreements, brokers agreements, service contracts, and managing general agents agreements to which Company or any of its subsidiaries is a party, are, to the extent required under applicable Law, on forms approved by the Insurance Regulators or have been filed with and not objected to in writing by such Insurance Regulators within the period provided for objection, and all of such forms comply in all material respects with the Insurance Laws.

(b)  All premium rates and other charges of the Insurance Company Subsidiary required to be filed with or approved by any Governmental Authority have been so filed and have received interim or final approval from each such Governmental Authority, and all premiums and other fees charged by the Insurance Company Subsidiary conform with such approvals.

(c)  No party to any of the reinsurance treaties issued to the Insurance Company Subsidiary has given notice that such party intends to terminate or cancel any of the reinsurance treaties as a result of or following consummation of the Merger.  Each of the reinsurance treaties is in full force and effect and is valid and binding on each party thereto.  None of the Company or its subsidiaries, and to the knowledge of Company, any other party thereto, is in default in any material respect with respect to any of the reinsurance treaties.  None of the reinsurance treaties contain any provision providing that the other party thereto may terminate the same by reason of the transactions contemplated by this Agreement, or contains any other provision which would be altered or otherwise become applicable by reason of such transactions.  To the knowledge of the Company all amounts to which the Insurance Company Subsidiary is entitled as of the date hereof under any reinsurance agreements (including amounts based on paid and unpaid losses), are collectible, except as otherwise reflected in the applicable Insurance Company SAP Statements.  The Insurance Company Subsidiary is entitled to take full credit in its Insurance Company SAP Statements pursuant to applicable Law for all reinsurance ceded by it pursuant to any reinsurance agreements.

(d)  The Insurance Company Subsidiary has assets that qualify as admitted assets under the Insurance Laws in an amount at least equal to the sum of all its reserves and other liability amounts as shown on the balance sheet contained in the most recently filed Insurance Company SAP Statements and its minimum statutory capital and surplus as required by such Insurance Laws.  Each of the Insurance Company SAP Statements, as of the date thereof, sets forth the Loss Reserves.  The Loss Reserves as of December 31, 2006 have been reviewed and certified by a nationally recognized actuarial firm.  The Loss Reserves in the December 31, 2006 Company SAP Statements (and any Company SAP Statements thereafter) accurately reflect management’s estimate of the total amount of all reasonably anticipated matured and unmatured claims and other liabilities of the Company and the Insurance Company Subsidiary under all insurance contracts under which any of the Company or the Insurance Company Subsidiary has any liability (including any liability arising under or as a result of any reinsurance, coinsurance or other similar contract) on the respective dates of such Insurance Company SAP Statement.  The Company owns assets that qualify as legal reserve assets under applicable insurance Laws in an amount at least equal to all such Loss Reserves.  Except for regular periodic assessments based on developments that are publicly known within the insurance industry, to the knowledge of the Company, no claim or assessment is pending or threatened against the Company or any of its subsidiaries which is peculiar or unique to the Company or such subsidiary by any state insurance guaranty association in connection with such association’s fund relating to insolvent insurers.

(e)  The Company has made available to Parent a true and complete copy of any actuarial reports prepared by actuaries, independent or otherwise, with respect to the Insurance Company Subsidiary since June 30, 2004, and all attachments, addenda, supplements and modifications thereto.

Section 4.19  General Insurance.

(a)  The Company and its subsidiaries maintain policies of general liability, fire and casualty, directors and officers, errors and omissions, and other forms of insurance in such amounts, with such deductibles and against such risks and losses as are reasonable, in the judgment of the Company, for the business and assets of the Company and its subsidiaries (the “Insurance Policies”).  All such Insurance Policies are in full force and effect, all premiums due and payable thereon have been paid, and no notice of cancellation or termination has been received with respect to any such Insurance Policy which has not been replaced on substantially similar terms prior to the date of such cancellation.  To the knowledge of the Company, the activities and operations of the Company and its subsidiaries have been conducted in a manner so as to conform in all material respects to all applicable provisions of such Insurance Policies.

The coverages and policy limits of the Insurance Policies maintained by the Company and each of its subsidiaries during the last three (3) years are consistent, in all material respects, with the Insurance Policies currently in effect.

(b)  Schedule 4.19(b) of the Disclosure Letter sets forth a complete and correct list of the Insurance Policies, indicating for each policy the insurance company, type of coverage, annual premium and whether the terms of such policy provide for retrospective premium adjustments, and, by year, for each of the current policy year and each of the three preceding policy years, the following:

(i)  A summary of the loss experience under each Insurance Policy;

(ii)  A statement describing each claim under an Insurance Policy for an amount in excess of $10,000, which identifies the Insurance Policy under which the claim was made and sets forth (A) the name of the claimant, and (B) the amount and brief description of the claim; and

(iii)  A statement describing the loss experience for all claims that were self-insured, including the number and aggregate cost of such claims.

(c)  The premiums for the Insurance Policies have been paid in full, and no declaratory judgment has been sought by any Person or entered by any court of competent jurisdiction that denies or limits coverage (in whole or in part) under any of the Insurance Policies.  There are no pending or, to the knowledge of the Company, threatened claims against such Insurance Policies by or on behalf of the Company or any of its subsidiaries as to which the insurers have denied liability, and there exist no claims under such Insurance Policies or binders that have not been properly and timely submitted by or on behalf of the Company or its subsidiaries to its insurers.

Section 4.20  Certain Contracts.

(a)  The documents listed in Item 13 of the Company’s Annual Report on Form 10-KSB for the fiscal year ended December 31, 2006, as filed with the SEC and the documents listed on Schedule 4.20(a) of the Disclosure Letter set forth all written contracts, agreements, arrangements, commitments or understandings and, to the knowledge of Company, all oral contracts, agreements, arrangements, commitments or understandings, to which the Company or any of its subsidiaries is currently a party to or bound:  (i) with respect to the employment or other services of any directors or officers; or (ii) which, upon the consummation of the transactions contemplated by this Agreement will (either alone or upon the occurrence of any additional acts or events) result in any material payment (whether of severance pay or otherwise) becoming due from the Company, Parent, Purchaser, or any of their respective subsidiaries to any director, officer or employee thereof; or (iii) which is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) to be performed after the date of this Agreement that has not been filed or incorporated by reference in the SEC Documents, (iv) that concerns a partnership or joint venture that is not consolidated with the Company for financial reporting purposes; or (v) the purpose of which is to limit the ability of the Company or any of its subsidiaries to compete with respect to any product, service or territory; or (vi) that is in the nature of a collective bargaining agreement, employment agreement, consulting agreement or severance agreement that is not cancelable by the Company or any of its subsidiaries without penalty or compensation on thirty (30) days notice or less; (vii) that is with any Insurance Regulator and restricts (A) distributions or other payments to the shareholders of the Company or any of its subsidiaries, (B) the continued operation of the Company or any of its subsidiaries, or (C) any other material matter relating to the Company or any of its subsidiaries and its affairs; or (viii) (including any stock option plan, stock appreciation rights plan, restricted stock plan or stock purchase plan) any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement.  The Company has made available to Parent correct and complete copies of all of the contracts, agreements, commitments and arrangements listed on Schedule 4.20(a) of the Disclosure Letter.  Each material contract, agreement, arrangement, commitment, or understanding of the type described in Sections 4.20(a) and (b) of this Agreement, whether or not set forth in the Disclosure Letter, is referred to in this Agreement as a “Company Contract.”

(b)  Schedule 4.20(b) of the Disclosure Letter sets forth a list of, and the Company has made available to Parent correct and complete copies of, all written arrangements (or group of related written arrangements) from or to third persons, for the furnishing of services to, or receipt of services by, the Company or any of its subsidiaries (including non-claim legal services, accounting services, risk management services, agency agreements, managing general agent agreements, reinsurance intermediary agreements and other distribution agreements, and agreements relating to the sale or servicing of professional liability insurance products offered by the Company or any of its subsidiaries) under which payments were made during any calendar year since December 31, 2002 in excess of $200,000.  Schedule 4.20(b) of the Disclosure Letter sets forth a list of all agency agreements, general agent and managing general agent agreements, reinsurance intermediary agreements and other distribution agreements, and agreements relating to the sale or servicing of professional liability insurance products offered by the Company or any of its subsidiaries that will not expire and cannot be canceled or terminated within one year, to which the Company or any of its subsidiaries is a party and under which payments were made during any calendar year since December 31, 2002 in excess of $200,000.  To the knowledge of the Company, neither the Company nor any of its subsidiaries is a party to any verbal contract, agreement or other arrangement which if reduced to written form would be required to be listed in Schedule 4.20(b) of the Disclosure Letter under the terms of this Section 4.20(b).

(c)  With respect to each Company Contract:  (i) such Company Contract is in full force and effect, and is legally valid, binding and enforceable in accordance with its terms, in all material respects except as enforceability may be limited by bankruptcy Laws and creditors’ rights generally; (ii)  there are no monetary defaults in excess of $5,000 and no material non-monetary defaults by the Company or any of its subsidiaries, or, to the knowledge of the Company, any other party, under such Company Contract; (iii)  neither the Company nor any of its subsidiaries has received written notice of any default, offset, counterclaim or defense under such Company Contract; (iv) to the knowledge of the Company, no condition or event has occurred which with the passage of time or the giving of notice or both would reasonably be expected to constitute a default or breach (that would be required to be disclosed under clause (ii)) by the Company or any of its subsidiaries, or any other party under the terms of such

Company Contract; (v) all security deposits, reserve funds, and other sums and charges that have become due and payable under such Company Contract have been paid in full; and (vi) to the knowledge of the Company no party has repudiated any provision of such Company Contract.

Section 4.21  Opinion of Financial Advisor.  The Company has been advised by, and received a written opinion from, its financial advisor, Philo Smith & Co. (the “Company Financial Advisor”), that in its opinion, as of the date hereof, the Merger Price set forth herein is fair to the holders of Shares from a financial point of view and such opinion has not been changed, withdrawn or otherwise modified in any way.

Section 4.22  Change in Control Payments.  Neither the Company nor any of its subsidiaries have any plans, programs or agreements to which they are parties, or to which they are subject, pursuant to which payments may be required or acceleration of benefits may be required upon a change of control of the Company.

Section 4.23  Questionable Payments.  Neither the Company nor any of its subsidiaries, nor any of their respective current directors or officers, and to the knowledge of the Company, former officers or directors or current or former employees, agents or representatives have (i) used any corporate funds for any illegal contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) used any corporate funds for any direct or indirect unlawful payments to any foreign or domestic government officials or employees, (iii) violated any provision of the Foreign Corrupt Practices Act of 1977, (iv) established or maintained any unlawful or unrecorded fund of corporate monies or other assets, (v) made any false or fictitious entries on the books and records of the Company or any of its subsidiaries, (vi) made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment of any nature, or (vii) made any material favor or gift which is not deductible for federal income tax purposes.

Section 4.24  Michigan Acts.  Assuming that none of the Parent, the Purchaser or any of their affiliates is an “interested shareholder” under Chapter 7A of the MBCA, neither Chapter 7A or Chapter 7B of the MBCA will apply to this Agreement or any of the transactions contemplated by this Agreement.

Section 4.25  Broker’s Fees.  Except for fees payable to the Company Financial Advisor, neither the Company nor any of its subsidiaries has incurred any liability for any broker’s fees, commissions or financial advisory or finder’s fees in connection with any of the transactions contemplated by this Agreement, and neither the Company nor any of its subsidiaries has employed any broker, finder or financial advisor other than the Company Financial Advisor in connection with any of the transactions contemplated by this Agreement.

Section 4.26  No Other Representations or Warranties.  Except for the express representations and warranties contained in this Article IV, none of the Company, its subsidiaries or any other person makes, or shall be deemed to have made, any other representation or warranty, express or implied, on behalf of the Company or any of its subsidiaries or other affiliates.  Without limiting the generality of the foregoing, and notwithstanding any representation and warranty made by the Company in this Article IV, none of the Company, any of its subsidiaries or any other person makes any representation or warranty with respect to (a) any projections, estimates or budgets delivered or made available to Parent, the Purchaser or any of their respective representatives at any time with respect to future revenues, expenses or expenditures or future results of operations, or (b) except as expressly covered by any representation and warranty contained in this Article IV, any other information or documents (financial or otherwise) made available to Parent, the Purchaser or any of their respective representatives, including the information memorandum, whether on, before or after the date of this Agreement.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PARENT AND THE PURCHASER

Parent and the Purchaser represent and warrant to the Company as follows:

Section 5.1  Organization.  Each of Parent and the Purchaser is a corporation duly organized, validly existing and in good standing under the Laws of its state of incorporation and each of Parent and the Purchaser has all requisite corporate power and authority necessary to own, lease and operate its properties and to carry on its business as now being conducted.  Purchaser is a wholly-owned subsidiary of Parent.  None of the Parent, the Purchaser or any of their affiliates is an “interested shareholder” under Chapter 7A of the MBCA.

Section 5.2  Authority.  Each of Parent and the Purchaser has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized and approved by the Board of Directors of each of Parent and the Purchaser and by Parent as the ultimate holding company of the Purchaser, and no other corporate proceedings are necessary to authorize or adopt this Agreement or the consummation of the transactions contemplated hereby.  This Agreement has been duly and validly executed and delivered by each of Parent and the Purchaser and, assuming this Agreement constitutes a legal, valid and binding agreement of the Company, it constitutes a legal, valid and binding agreement of each of Parent and the Purchaser, enforceable against each of them in accordance with its terms, except that (a) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights generally and (b) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefore may be brought.

Section 5.3  No Violations; Consents and Approvals.

(a)  None of the execution and delivery of this Agreement, the consummation of the transactions contemplated hereby or the compliance by Parent or the Purchaser with any of the provisions hereof will (i) violate any provision of their respective organizational documents, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default, or give rise to any right of termination, cancellation or acceleration or any right which becomes effective upon the occurrence of a merger, under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture or other instrument of indebtedness for money borrowed to which Parent or the Purchaser is a party, or by which Parent or the Purchaser or any of their respective properties is bound, (iii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default, or give rise to any right of termination, cancellation or acceleration or any right which becomes effective upon the occurrence of a merger, under any of the terms, conditions or provisions of any license, franchise, permit or agreement to which Parent or the Purchaser is a party, or by which Parent or the Purchaser or any of their respective properties is bound, or (iv) conflict with or violate any Laws by which Parent or the Purchaser or any of its respective properties is bound, excluding from the foregoing clauses (ii), (iii) and (iv) violations, breaches, defaults or rights which would not reasonably be expected to have a material adverse effect on Parent’s or the Purchaser’s ability to perform their respective obligations under this Agreement or consummate the Merger (a “Parent Material Adverse Effect”) or the approval of Insurance Regulators described in Section 7.1(b).

(b)  No filing or registration with, notification to, or authorization, consent or approval of, any Governmental Authority is required by Parent or the Purchaser in connection with the execution and delivery of this Agreement, or the consummation by Parent or the Purchaser of the transactions contemplated hereby, except (i) in connection, or in compliance, with the provisions of the Exchange Act, (ii) the filing of the Certificate of Merger with the Michigan Department of Labor and Economic Growth, (iii) the filing of applications, notices and forms with, and the obtaining of approvals from, any applicable Governmental Authorities regulating transactions involving insurance companies, agencies or underwriters with respect to the transactions contemplated by this Agreement, and (iv) such other consents, orders, authorizations, registrations, declarations and filings not obtained prior to the Effective Time the failure of which to be obtained or made would not prevent consummation of the Merger, or otherwise prevent the Parent or the Purchaser from performing its obligations under this Agreement, and would not otherwise reasonably be expected to have a Parent Material Adverse Effect.

Section 5.4  Financing.  Parent has adequate financial resources to pay the Merger Price in full as required by Sections 2.1 and 3.1 of this Agreement and to pay all other costs to be paid by Parent and the Purchaser, as applicable, under this Agreement.

Section 5.5  Broker’s Fees.  Neither Parent nor the Purchaser has incurred any liability for any broker’s fees, commissions or financial advisory or finder’s fees in connection with any of the transactions contemplated by this Agreement, and neither Parent nor the Purchaser has employed any broker, finder or financial advisor in connection with any of the transactions contemplated by this Agreement.

ARTICLE VI

COVENANTS

Section 6.1  Conduct of Business of the Company.  The Company covenants and agrees that, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, unless Parent shall otherwise agree in writing, the Company shall conduct its business and shall cause the businesses of its subsidiaries to be conducted only in, and the Company and its subsidiaries shall not take any action except in, the ordinary course of business and in a manner consistent with past practice other than actions taken by the Company or its subsidiaries in contemplation of the Merger; and the Company shall use its reasonable commercial efforts to preserve substantially intact the business organization of the Company and its subsidiaries, to keep available the services of the present officers, employees and consultants of the Company and its subsidiaries, to file all required reports and statements with the SEC, state securities regulators and Insurance Regulators, and to preserve the present relationships of the Company and its subsidiaries with customers, suppliers, agents, brokers, insurers and other persons with which the Company or any of its subsidiaries has significant business relations.  Without limiting the generality of the foregoing, and except as otherwise expressly provided in this Agreement, prior to the Effective Time, the Company shall not, and shall cause its subsidiaries not to, without the prior written consent of Parent or the Purchaser:

(a)  amend or propose to amend its organizational documents;

(b)  authorize for issuance, issue, sell, deliver or agree or commit to authorize, issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any stock of any class or any other securities or equity equivalents, or amend any of the terms of any such securities or agreements outstanding as of the date hereof;

(c)  split, combine or reclassify any shares of its capital stock, declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock or redeem or otherwise acquire any of its securities, other than any dividend or other distribution to the Company by any of its subsidiaries;

(d)  except in the ordinary course of business consistent with past practice (including selling professional liability insurance), (i) incur, assume or prepay any long-term or short-term debt or issue any debt securities, except for borrowings under existing lines of credit or prepayments in the ordinary course of business; (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for any material obligations of any other person, except for obligations of any subsidiary of the Company; (iii) make any material loan, advance or capital contribution to, or investment in, any other person (other than to any subsidiary of the Company or any customary loan or advance to employees related to advancement of expenses or 401(k) loans, and not to exceed $10,000 in the aggregate); (iv) pledge or otherwise encumber shares of capital stock of the Company or any of its subsidiaries; or (v) mortgage or pledge any of its assets, tangible or intangible, or create or suffer to exist any material Lien thereupon;

(e)  except as may be required by Law, enter into, adopt, amend or terminate any bonus, profit sharing, compensation, severance, termination, stock option, stock appreciation right, restricted stock, performance unit, stock equivalent, stock purchase agreement, pension, retirement, deferred compensation, employment, severance or other employee benefit agreement, trust, plan, fund or other arrangement for the benefit or welfare of any director, officer or employee in any manner, or (except for normal increases in the ordinary course of business that, in the aggregate, do not result in a material increase in benefits or compensation expense to the Company, or except as required under any existing agreement, plan or arrangement) increase in any manner the compensation or fringe benefits of any director, officer or employee or pay any benefit not required by any agreement, plan and arrangement as in effect as of the date hereof;

(f)  acquire, sell, lease, encumber or dispose of any assets of the Company or any of its subsidiaries (except for (i) dispositions of obsolete or worthless assets, (ii) sales of immaterial assets not in excess of $50,000 in the aggregate, and (iii) encumbrances created under existing secured lending arrangements on assets acquired after the date of this Agreement), enter into any contract, agreement or transaction outside the ordinary course of business consistent with past practice, or modify, amend, terminate or waive any material rights under any material contract or agreement;

(g)  except as may be required as a result of a change in Law or in generally accepted accounting principles (after consultation with Parent as to the effect of any such change), change any of the accounting principles or practices, any actuarial methodologies (other than any changes to such methodologies used by the Company’s actuaries twice a year in setting annual Loss Reserve picks and consistent with generally accepted actuarial practice), or any pricing policy or reserving policy used by it or any of its subsidiaries;

(h)  acquire (i) by merger, consolidation, acquisition of stock or assets or otherwise any corporation, partnership or other business organization or division thereof or (ii) any equity interest therein other than any investment made in ordinary course of business;

(i)  revalue in any material respect any of its assets, including writing off notes or accounts receivable;

(j)  except as required as a result of a change in Law, make or change any Tax election, change a Tax accounting period, adopt or change any Tax accounting method, file any amended Tax Return, enter into any Tax closing agreement, settle any Tax claim or assessment relating to the Company or any of its subsidiaries, surrender any right to claim a refund of Taxes, consent to extension or waiver of the statute of limitations applicable to any Tax, or take any similar action;

(k)  pay, discharge or satisfy any claim, liability or obligation (whether absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business consistent with past practice of liabilities reflected or reserved against in the consolidated financial statements (including the notes thereto) of the Company and its subsidiaries contained in SEC Reports filed prior to the date of this Agreement or incurred in the ordinary course of business consistent with past practice;

(l)  settle or compromise any pending or threatened suit, action or claim relating to the transactions contemplated hereby or material to the Company and its subsidiaries taken as a whole;

(m)  authorize any new capital expenditure which when aggregated with all other new capital expenditures causes all such new capital expenditures to exceed $75,000;

(n)  offer insurance of a type or in a jurisdiction materially different from the types and jurisdictions for which they offer insurance on the date of this Agreement; or

(o)  take, or agree in writing or otherwise to take, any of the actions described in Section 6.1(a) through (n) above, or any action which would reasonably be expected to make any of the representations or warranties of the Company contained in this Agreement untrue or incorrect or prevent the Company, subject to the terms and conditions of this Agreement, from performing or cause the Company not to perform its covenants hereunder.

Section 6.2  No Solicitation.

(a)  The Company and its subsidiaries shall, and shall direct their officers, directors, employees, representatives and agents (“Representatives”) to, immediately cease any existing discussions and negotiations with any parties conducted before the date of this Agreement with respect to any Acquisition Transaction, and request that all non-public information concerning the Company and its subsidiaries provided by the Company or its subsidiaries with respect to the evaluation of an Acquisition Transaction and in the possession of such persons and their affiliates, representatives and advisors be returned to the Company or destroyed.  Prior to the Effective Time, the Company and its subsidiaries shall not, and shall not authorize or permit any of its subsidiaries or any of their Representatives, directly or indirectly, to, solicit, initiate, facilitate or encourage (including by way of furnishing or disclosing non-public information, or waiving of any standstill provisions or agreements) any inquiries or the making of any proposal with respect to an Acquisition Transaction or negotiate, explore or otherwise engage in substantive communications in any way with any person (other than with respect to the Merger and the other transactions contemplated by this Agreement) with respect to any Acquisition Transaction, or enter into any agreement, contract or arrangement requiring it to abandon, terminate or fail to consummate the Merger or any other transactions contemplated by this Agreement.  “Acquisition Transaction” means any offer or proposal for, or any inquiry or indication of interest in, (i) any sale, lease, exchange, mortgage, transfer or other disposition of 10% or more of the consolidated assets of the Company and its subsidiaries, (ii) any acquisition or purchase of an equity interest in the Company representing in excess of 10% of the power to vote for the election of the directors of the Company, or any tender offer or exchange offer for equity securities of the Company, (iii) any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company, or any of its subsidiaries whose assets, individually or in the aggregate, constitute more than 10% of the consolidated assets of the Company, (iv) a plan of liquidation or extraordinary dividend relating to more than 10% of the Company’s total assets, (v) the repurchase by the Company or any of its subsidiaries of more than 10% of the outstanding Shares or (vi) any other transaction similar to any of the foregoing, in each case other than the transactions with Parent or the Purchaser contemplated by this Agreement.

(b)  Notwithstanding Section 6.2(a), the Company may negotiate or otherwise engage in discussions with, and furnish non-public information to, any Person in response to an unsolicited, bona fide third party written proposal by such Person, not resulting from a breach of this Section 6.2, if (i) the Board determines in good faith after consultation with and advice from the Company Financial Advisor or financial advisor of nationally or regionally recognized reputation, that such proposal is reasonably likely to result in a Superior Proposal, (ii) such Person executes a confidentiality agreement no less favorable to the Company than the Confidentiality Agreement (including the standstill provisions thereof) and including therein a restriction on such Person from, without the prior written consent of the Board, proposing or entering into any Acquisition Transaction, making, or in any way participating, directly or indirectly, in any solicitation of, or request for, proxies, consents or authorizations to vote, or seeking to advise or influence any person with respect to the voting of any voting securities of the Company, taking any action that might require the Company to make a public announcement regarding the possibility of any of the foregoing or requesting the Company to amend or waive any of the foregoing (the “Third Party Confidentiality Agreement”) and the Company does not agree to waive the terms of the Third Party Confidentiality Agreement (except that any approval or consent of the Company or the Board of any action that, under the standstill provisions of the Third Party Confidentiality Agreement, requires the Company’s or Board’s approval or consent shall not be, and shall not be deemed to be, a waiver of any terms of the Third Party Confidentiality Agreement), and (iii) the Board determines in good faith after receiving the advice of outside legal counsel that the failure to engage in such negotiation or discussions or provide such information would be inconsistent with the Board’s fiduciary duties under applicable Law.

(c)  The Company (i) shall notify Parent of any Acquisition Transaction (including, without limitation, the material terms and conditions thereof and the identity of the Person making it) as promptly as practicable (but in no case later than 24 hours after its receipt, and in any event before providing any information to or entering into discussions or negotiations with any Person in connection with the Acquisition Transaction); (ii) unless restricted by contract, shall promptly provide Parent with a copy of any written Acquisition Transaction or amendments or supplements thereto; (iii) shall promptly inform Parent of the status of any discussions or negotiations with such Person and any material changes to the terms and conditions of such Acquisition Transaction; and (iv) shall promptly deliver to Parent a copy of any information delivered by the Company to such Person which has not previously been delivered by the Company to Parent.

(d)  Except as permitted by the second sentence of this Section 6.2(d), neither the Board nor any committee thereof shall (1) withdraw or modify, or publicly propose to withdraw or modify, in a manner adverse to Parent, its recommendation of this Agreement and the Merger and that its shareholders vote in favor of this Agreement and the Merger, or take any action not explicitly permitted by this Agreement that would be inconsistent with its approval of this Agreement and the Merger, (2) approve or recommend, or publicly propose to approve or recommend, any Acquisition Transaction or (3) cause the Company to enter into any letter of intent, agreement in principle, acquisition agreement or similar agreement or document (other than a Third Party Confidentiality Agreement as permitted under Section 6.2(b)) related to any Acquisition Transaction.  Notwithstanding the foregoing, the Board shall be permitted (1) not to recommend, and publicly propose not to recommend, to its shareholders approval and adoption of this Agreement and the Merger, (2) to withdraw or modify, and publicly propose to withdraw or modify, in a manner adverse to Parent, its recommendation to its shareholders, (3) to approve or recommend, and publicly propose to approve and recommend, any Superior Proposal or (4) to terminate this Agreement in accordance with Section 8.3(a) below and in connection therewith enter into an agreement with respect to such Superior Proposal, but only if (y) the Company has received an Acquisition Transaction which the Board reasonably determines in good faith after consultation with and advice from the Company Financial Advisor or other financial advisor of nationally or regionally recognized reputation constitutes a Superior Proposal and (z) the Board determines in good faith, after receiving the advice of outside legal counsel, that the failure to take such action would be inconsistent with the Board’s fiduciary duties under applicable Law; provided, however, that any termination of this Agreement by the Company pursuant to Section

8.3(a) below shall be void and of no force or effect unless, within the applicable time periods set forth in Section 8.6(b), the Company pays to Parent the Expense Payment, the Initial Fee and the Final Fee in accordance with Section 8.6(b); and provided, further, that the Company shall not exercise its right to terminate this Agreement and the Board shall not take any of the actions set forth above unless the Company shall have delivered to Parent a prior written notice advising Parent that the Company or its Board intends to take such action with respect to a Superior Proposal, specifying in reasonable detail the material terms and conditions of the Superior Proposal, this notice to be delivered not less than four Business Days prior to the time the action is taken, and, during this four Business Day period, the Company and its advisors shall negotiate in good faith with Parent to make such adjustments in the terms and conditions of this Agreement (“Modified Merger Agreement”) such that such other proposal would no longer constitute a Superior Proposal and shall accept the Modified Merger Agreement if the other proposal is no longer a Superior Proposal.

(e)  For purposes of this Agreement, “Superior Proposal” means any bona fide, third party written proposal not solicited by the Company or any of its subsidiaries or any of their Representatives, nor otherwise resulting from a breach of this Section 6.2, nor made in breach of the Third Party Confidentiality Agreement, relating to any acquisition of more than fifty percent (50%) of the Company and its subsidiaries taken as a whole, by means of a merger, consolidation, share exchange or other business combination involving the Company and its subsidiaries, or acquisition of more than fifty percent (50%) of the assets or capital stock of the Company and its subsidiaries, taken as a whole, which contains no financing contingency or for which the financing is determined by the Board to be reasonably available to the offeror, and which the Board determines in good faith, after consultation with and advice from the Company Financial Advisor or other financial advisor of nationally or regionally recognized reputation, and taking into account all the terms and conditions of the proposal, is more favorable to the Company’s shareholders (in their capacities as shareholders) from a financial point of view than this Agreement and Merger, as supplemented by the Modified Merger Agreement, and is reasonably likely to be consummated on the terms set forth in the proposal, taking into account all legal, financial, regulatory and other aspects of the proposal determined relevant by the Board.

(f)  Except in connection with a termination of this Agreement in accordance with the terms of this Agreement, the Company shall not take any action to exempt any Person from the restrictions on “business combinations,” “control share acquisitions,” “takeover offers” or similar provisions contained in Chapter 7A or Chapter 7B of the MBCA or the Company’s articles of incorporation, or otherwise cause such restrictions not to apply unless such actions are taken simultaneously with a termination of this Agreement in accordance with the terms of this Agreement.

(g)  The Company agrees that any violations of the restrictions set forth in this Section 6.2 by any Representative of the Company or any of its subsidiaries shall be deemed to be a breach of this Section 6.2 by the Company.

Section 6.3  Insurance Regulatory Filings.

(a)  The parties hereto understand and agree that Parent will be required to file certain documents and obtain certain approvals in order to complete the transactions contemplated hereby, which filings and approvals include notice on Form A and Form E, if applicable, to be filed with Insurance Regulators in support of Parent’s request for approval of a change in control of the Company and its subsidiaries (the “Insurance Filings”).  Each party covenants and agrees that all information furnished by it for inclusion in the Insurance Filings will not contain any untrue statement of material fact or omit to state any material fact required to be stated therein.

(b)  Parent shall use its reasonable best efforts to file all Insurance Filings and obtain the approval of the necessary Insurance Regulators to the transactions contemplated herein as soon as reasonably practicable, including giving notice of any public hearing regarding the Merger to any persons required by such Insurance Regulators in the manner prescribed by such authorities, having its representatives attend the public hearings of such authorities and testify at such hearings, if required, and submitting such information as may be reasonably available pursuant to the requests by such Insurance Regulators authorities in connection with such hearings.  In furtherance of the foregoing, Parent shall use its reasonable best efforts to file the Form A and Form E, if applicable, with the Insurance Regulators of the State of Michigan no later than 10 Business Days after the date of this Agreement.  The Company shall reasonably cooperate and coordinate with Parent, at Parent’s expense, in providing all information necessary to complete the Insurance Filings and in obtaining the approval of the necessary Insurance Regulators to the transactions contemplated herein.

Section 6.4  Proxy Statement; Shareholder Meeting.

(a)  As soon as practicable following the date of this Agreement, the Company shall prepare, with the assistance and input of Parent, and file with the SEC, and Parent shall reasonably cooperate with the Company in the preparation and filing of, a proxy statement relating to the adoption of this Agreement and the approval of the transactions contemplated hereby by the shareholders of the Company (the “Proxy Statement”) and shall use its commercially reasonable efforts to have the Proxy Statement cleared by the SEC as promptly as practicable after such filing.  The Company hereby represents and warrants that the Proxy Statement will comply with the requirements of the Exchange Act and the rules and regulations related thereto in all material respects, and will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading; provided, however, that the Company makes no representation or warranty with respect to any information that Parent or the Purchaser will supply specifically for use in the Proxy Statement.  The Company shall notify Parent promptly of the receipt of any comments from the SEC and of any request by the SEC for amendments or supplements to the Proxy Statement and will use its reasonable best efforts to respond promptly to and resolve such comments or requests. The Company will promptly provide to Parent copies of all correspondence between it, or any of its Representatives, and the SEC with respect to the Proxy Statement. Parent and the Purchaser shall cooperate with the Company in the preparation of, and furnish all information concerning it required to be included in, the Proxy Statement. The Company shall cause the Proxy Statement to be mailed to the Company’s shareholders as promptly as practicable after it is cleared by the SEC.

(b)  The Company shall call a meeting of its shareholders in accordance with applicable Laws for the purpose of voting upon the adoption of this Agreement and approval of the transactions contemplated hereby (the “Shareholder Meeting”) as soon as practicable after the date hereof, and shall use its reasonable best efforts to hold the Shareholder Meeting not later than September 15, 2007.  Subject to Section 6.2, the Board shall recommend and declare advisable such adoption and approval (which recommendation the Company shall include in the Proxy Statement) and shall use its reasonable best efforts (which shall not be deemed to require the Company to engage any proxy solicitation or public relations firms) to obtain, such adoption and approval.  Parent shall vote or cause to be voted at the Shareholder Meeting (and any adjournment thereof) all shares of common stock beneficially owned by Parent or any of its subsidiaries in favor of the adoption of this Agreement and approval of the transactions contemplated hereby.

(c)  Without limiting the generality of the foregoing provisions of this Section, subject to Section 6.2(d), the Company agrees that its obligations pursuant to this Section shall not be affected by (i) the commencement, public proposal, public disclosure or communication to the Company of an Acquisition Transaction or (ii) the withdrawal or modification by the Board of its approval or recommendation of this Agreement or the Merger.

Section 6.5  Access to Information.  From the date of this Agreement until the Effective Time, (i) the Company shall give Parent and its authorized representatives (including counsel, financial advisors, accountants, banks, financial institutions, actuaries and auditors) full access, during normal business hours to all facilities and operations and to all books and records of the Company and its subsidiaries, shall permit Parent to make such inspections as it may reasonably request and shall cause its officers and those of its subsidiaries to promptly furnish Parent with such financial and operating data and other information with respect to its business and properties as Parent may from time to time reasonably request and (ii) the Company shall, and shall cause each of its subsidiaries to, furnish promptly to Parent (a) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of federal or state securities Laws, (b) a copy of each report or other document filed with or otherwise provided to or received from a Governmental Authority or its staff, (c) a copy of each report or other document filed with or otherwise provided to or received from a rating agency or its staff and (d) all other information concerning its business, properties and personnel as Parent may reasonably request.  All such information shall be held in confidence in accordance with the terms of the Confidentiality Agreement (the “Confidentiality Agreement”) between Parent and the Company dated March 15, 2007, the terms of which are hereby incorporated herein and shall survive the termination of this Agreement.  Parent and the Purchaser shall not, and Parent shall cause its other subsidiaries and affiliates to not, without the prior written consent of the Board, propose to enter or enter into any Acquisition Transaction (except the Merger pursuant to this Agreement), make or in any way participate, directly or indirectly, in any solicitation of, or request for, proxies, consents or authorizations to vote, or seek to advise or influence any person with respect to the voting of any voting securities of the Company, take any action that might require the Company to make a public announcement regarding the possibility of any of the foregoing or request the Company to amend or waive any of the foregoing.

Section 6.6  Reasonable Best Efforts, Other Actions.  Subject to the terms and conditions herein provided and applicable Law, each of the Company, Parent and the Purchaser shall use its reasonable best efforts promptly to take, or cause to be taken, all other actions and do, or cause to be done, all other things necessary, proper or appropriate under applicable Laws to consummate and make effective the transactions contemplated by this Agreement, including all applications, notices and forms to be filed with, and the approvals to be obtained from, any applicable Governmental Authorities regulating the Company and its subsidiaries, including under applicable insurance Laws, with respect to the transactions contemplated by this Agreement.  If any court or Governmental Authority issues an order, decree or ruling or takes any other action restraining, enjoining or otherwise prohibiting the Merger or any of the other transactions contemplated by this Agreement, each of the parties hereto shall use its reasonable best efforts to remove or lift such order, decree or ruling.  In furtherance of the foregoing, each of the Company, Parent and the Purchaser agree to use their reasonable best efforts to consummate the Merger within five days after receipt of the latter of Company Shareholder Approval or the approval of Insurance Regulators described in Section 7.1(b).

Section 6.7  Public Announcements.  Before issuing any press release or otherwise making any public statements with respect to this Agreement or the Merger, Parent, the Purchaser and the Company shall consult with each other as to its form and substance (including providing the opportunity to review and comment on such release or statement) and shall not issue any such press release or make any such public statement prior to such consultation, except in either case as may be required by Law or any obligations pursuant to the rules and regulations issued by the SEC, the National Association of Securities Dealers, Inc., the New York Stock Exchange or the NASDAQ Stock Market, Inc., if it has used its reasonable best efforts to consult with the other party prior thereto.  Parent, the Purchaser and the Company shall mutually agree as to the form and content of any initial press release or public statement with respect to this Agreement or the Merger prior to issuance.

Section 6.8  Notification of Certain Matters.  Each of the Company and Parent shall give prompt notice to the other party of (a) the occurrence or non-occurrence of any event the occurrence or non-occurrence of which would be reasonably likely to cause either (i) any representation or warranty of any party contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date hereof to the Effective Time, or (ii) any condition set forth in Article VII to be unsatisfied at any time from the date hereof to the Effective Time, and (b) any material failure of the Company, Parent or the Purchaser, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 6.8 shall not limit or otherwise affect the remedies available hereunder to the Company, Parent or the Purchaser.  The Company shall update the Disclosure Letter (the “Updated Disclosure Letter”) to a date that is no earlier than 10 Business Days prior to the Effective Time and no later than one Business Day prior to the Effective Time and shall deliver the Updated Disclosure Letter to the Parent and the Purchaser not less than one Business Day prior to the Effective Time; provided, however, that the Updated Disclosure Letter shall have no effect on the representations or warranties of the Company made as of the date of this Agreement or the conditions to the obligations of Parent and the Purchaser under this Agreement relating to the accuracy of such representations and warranties made as of such date.

Section 6.9  Indemnification and Insurance.

(a)  From and after the Effective Time, Parent and the Surviving Corporation shall indemnify, defend and hold harmless, and Parent shall cause the Surviving Corporation (including, if necessary, providing the Surviving Corporation with sufficient funds) to indemnify, defend and hold harmless, each person who is now, or has been at any time prior to the date hereof or who becomes prior to the Effective Time, an officer, director, employee or agent of the Company or any of its subsidiaries (the “Indemnified Parties”) against all losses, claims, damages, expenses (including reasonable legal fees and expenses), liabilities or judgments or amounts that are paid in settlement with the approval of the indemnifying party (which approval shall not be unreasonably withheld or delayed) incurred based in whole or in part on or arising in whole or in part out of actions or omissions or alleged actions or omissions occurring at or prior to the Effective Time to the same extent and on the same terms and conditions (including with respect to advancement of expenses) provided for in the Company’s articles of incorporation and bylaws and agreements in effect at the date hereof (to the extent consistent with applicable Law).

(b)  For a period of six years after the Effective Time, Parent shall maintain in effect, and shall cause the Surviving Corporation to maintain in effect, without any lapses of coverage, the current policies of directors’ and officers’ liability insurance maintained by the Company (provided that Parent may substitute therefore policies of at least the same coverage and amounts containing terms and conditions which are no less advantageous) with respect to claims arising in whole or in part from facts or events which occurred before the Effective Time (the “Continuation Coverage”).  Alternatively, Parent may obtain and fully pay for a “tail” insurance policy (providing only for coverage for indemnified directors and officers where the existing policies also include coverage for the Company) with a claims period of at least six years after the Effective Time with the same coverage and amounts, and containing terms and conditions which are no less advantageous then the Company’s current policies with respect to claims arising in whole or in part from facts or events which occurred before the Effective Time (the “Tail Coverage”).  Parent shall not be obligated to make annual premium payments for any Continuation Coverage to the extent such premiums exceed 200% of the annual premiums paid as of the date hereof by the Company for its current policies of directors’ and officers’ liability insurance or, if Parent elects to obtain Tail Coverage, it shall not be obligated to pay an aggregate premium payment for such Tail Coverage in excess of 300% of the annual premiums paid as of the date hereof by the Company for its current policies of directors’ and officers’ liability insurance (the “Maximum Amount”).  If the amount of the premiums necessary to maintain or procure such insurance coverage exceeds the Maximum Amount, Parent and the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, maintain the most advantageous policies of directors’ and officers’ insurance obtainable for an annual premium equal to the Maximum Amount.  Notwithstanding the foregoing, Parent may not elect to obtain Tail Coverage in lieu of Continuation Coverage if Parent applies the limitation in the immediately preceding sentence and the Tail Coverage would be less advantageous to the Company’s directors and officers than the Continuation Coverage.

(c)  The provisions of this Section 6.9 shall survive the consummation of the Merger and are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party, and their respective heirs, legal representatives, successors and assigns.  The rights of each Indemnified Party under this Section 6.9 shall be in addition to any rights such Indemnified Party may have under the articles or incorporation and bylaws of the Company or any of its subsidiaries or applicable Law.

(d)  The obligations of Parent and the Surviving Corporation under this Section 6.9 shall be joint and several. If Parent, the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and is not the surviving entity of such consolidation or merger, or (ii) transfers all or substantially all of its assets to any Person, then in each such case, proper provision shall be made so that the surviving entity or such Person assumes in full the obligations set forth in this Section 6.9.

Section 6.10  Expenses.  Except as set forth in Sections 6.3 and 8.6, Parent, the Purchaser and the Company shall each bear their respective expenses incurred in connection with this Agreement and the Merger, including the preparation, execution and performance of this Agreement, the Proxy Statement and regulatory filings, proxy solicitation costs and regulatory fees, and the transactions contemplated hereby, and all fees and expenses of investment bankers, finders, brokers, agents, representatives, counsel and accountants.

Section 6.11  Obligations of the Purchaser.  Parent shall take all action necessary to cause the Purchaser to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement.  To the extent required by applicable Law or any Governmental Authority, Parent will cause the Company or the Insurance Company Subsidiary, as applicable, to redeem the outstanding 5.25% surplus certificates previously issued by the Insurance Company Subsidiary, including any interest thereon.

Section 6.12  401(k) Plan.  If requested by the Parent no later than five Business Days before the Effective Time, the Company shall terminate the Professionals Direct, Inc. 401(k) Plan (the “Company Plan”) immediately prior to the Effective Time. Subject to Parent’s reasonable satisfaction that the Company Plan is tax qualified upon termination, if the Company Plan is terminated, as soon as reasonably practicable after the Effective Time, the Parent shall ensure that a qualified retirement plan of Parent or any of its affiliates will accept rollover contributions from the Company Plan on behalf of employees of the Company and its subsidiaries. As soon as reasonably practicable after receipt of a favorable determination letter from the IRS with respect to the termination of the Company Plan, if necessary (as determined by Parent in its reasonable discretion), the assets of the Company Plan shall be distributed to the participants or beneficiaries thereof or transferred pursuant to an eligible rollover distribution as a participant or beneficiary may direct (including a rollover into a qualified retirement plan of Parent or any of its affiliates).

ARTICLE VII

CONDITIONS TO THE OBLIGATIONS OF PARENT, THE PURCHASER AND THE COMPANY

Section 7.1  Conditions to Obligation of Each Party to Effect the Merger.  The respective obligations of each party to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of all of the following conditions:

(a)  Shareholder Approval.  This Agreement and the Merger shall have been approved and adopted by the requisite vote of the shareholders of the Company.

(b)  Insurance Regulatory Authority Approvals.  The completion of all filings with, and receipt of all approvals by, the Commissioner of Insurance of the State of Michigan and the Office of Financial and Insurance Services of the Michigan Department of Labor and Economic Growth (the “Michigan Insurance Regulators”) that are legally required to consummate the Merger, this Agreement and all transactions contemplated hereby.

(c)  No Injunctions or Restraints; Illegality.  No temporary restraining order, preliminary or permanent injunction or other order, or other legal restraint or prohibition issued by any court of competent jurisdiction in the United States preventing the consummation of the Merger shall be in effect, nor shall any proceeding brought by any administrative agency or commission or other Governmental Authority in the United States seeking any of the foregoing be pending; and there shall not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger, which makes the consummation of the Merger illegal.

(d)  Governmental Actions.  There shall not have been instituted, pending or threatened any action or proceeding (or any investigation or other inquiry that would likely result in such an action or proceeding) by any Governmental Authority before any Governmental Authority or court of competent jurisdiction in the United States, nor shall there be in effect any judgment, decree or order of any Governmental Authority or court of competent jurisdiction in the United States (including the insurance regulatory approvals described in Section 7.1(b)), in either case, seeking to prohibit or limit Parent from exercising all material rights and privileges pertaining to its ownership of the Surviving Corporation or the ownership or operation by Parent or any of its subsidiaries of all or a material portion of the business or assets of Parent or any of its subsidiaries, or seeking to compel Parent or any of its subsidiaries to dispose of or hold separate all or any material portion of the business or assets of Parent or any of its subsidiaries (including the Surviving Corporation and its subsidiaries), or imposing any materially burdensome conditions or restrictions on Parent, the Company or their subsidiaries, as a result of the Merger or the transactions contemplated by this Agreement.

Section 7.2  Additional Conditions to Obligations of Parent and Purchaser. The obligations of Parent and the Purchaser to effect the Merger are also subject to each of the following conditions:

(a)  Representations and Warranties.  The representations and warranties of the Company contained in this Agreement shall be true and correct at and as of the Effective Time as if made at and as of such time (except for those representations and warranties which address matters only as of a particular date, which shall have been true and correct as of such date), with the same force and effect as if made at and as of the Effective Time, except where the cumulative effect of the failure to be true and correct, or any additional matters set forth in the Updated Disclosure Letter not set forth in the Disclosure Letter, has not had, and would not reasonably be expect to have, a Company Material Adverse Effect, and Parent and Purchaser shall have received a certificate to such effect signed on behalf of the Company by the President and the Vice President of Finance of the Company.

(b)  Agreements and Covenants.  The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Effective Time, and Parent and Purchaser shall have received a certificate to such effect signed on behalf of the Company by the President and the Vice President of Finance of the Company.

(c)  Employment Agreement.  Stephen M. Tuuk shall have executed and delivered to Parent an Employment Agreement substantially in the form previously reviewed and confirmed by Mr. Tuuk and Parent.

(d)  Material Developments.  There shall not have occurred after the date of this Agreement (i) any development or developments with relation to the Company or its subsidiaries that has had, or would reasonably be expected to have, a Company Material Adverse Effect, or (ii) any downgrade in the Company’s A.M. Best rating below “A-.”

Section 7.3  Additional Conditions to Obligations of the Company.  The obligation of the Company to effect the Merger is also subject to each of the following conditions:

(a)           Representations and Warranties.  The representations and warranties of Parent and the Purchaser contained in this Agreement shall be true and correct at and as of the Effective Time as if made at and as of such time (except for those representations and warranties which address matters only as of a particular date, which shall have been true and correct as of such date), with the same force and effect as if made at and as of the Effective Time, except where the cumulative effect of the failure to be true and correct has not had, and would not reasonably be expect to have, a Parent Material Adverse Effect, and the Company shall have received a certificate to such effect signed on behalf of Parent by the Chief Financial Officer and the Secretary of Parent.

(b)           Agreements and Covenants.  Parent and Purchaser shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Effective Time, and the Company shall have received a certificate to such effect signed on behalf of Parent by the Chief Financial Officer and the Secretary of Parent.

ARTICLE VIII

TERMINATION AND ABANDONMENT

Section 8.1  Termination.  This Agreement may be terminated, and the Merger contemplated hereby may be abandoned, notwithstanding approval thereof by the shareholders of the Company, at any time prior to the Effective Time:

(a)  by mutual written consent of Parent and the Company;

(b)  by either Parent or the Company if, the Effective Time has not occurred on or before December 31, 2007, (which date may be extended by mutual written consent of Parent and the Company) unless due to any material breach by the terminating party of its representations, warranties or covenants made in this Agreement;

(c)  by either Parent or the Company if the shareholders of the Company fail to approve the Merger and this Agreement at a duly held meeting (including any adjournment or postponement permitted by this Agreement), except that the Company shall not be entitled to elect to terminate this Agreement unless it has complied with its obligations under Section 6.4; or

(d)  by either Parent or the Company if (i) the Michigan Insurance Regulators have not provided the approval that is legally required to consummate the Merger and the denial of such approval has become final and nonappealable; or (ii) any court of competent jurisdiction in the United States or other Governmental Authority in the United States shall have issued an order (other than a temporary restraining order), decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the Merger, and such order, decree, ruling or other action shall have become final and nonappealable; provided that the party seeking to terminate this Agreement shall have used its reasonable best efforts in accordance with Section 6.6 to obtain such approval or reverse, remove or lift such denial, order, decree, ruling or other action.

Section 8.2  Termination by Parent.  This Agreement may be terminated by Parent at any time prior to the Effective Time, if (a) the Company has breached any of its representations and warranties contained in this Agreement so that the closing conditions set forth in Section 7.2(a) cannot be satisfied, except for any breach that is capable of being and is cured (other than by mere disclosure of the breach) within 20 days after written notice from the Purchaser to the Company of such breach; (b) the Company has breached in any material respect any of its covenants made in this Agreement, except for any breach that is capable of being and is cured within 20 days after written notice from the Purchaser to the Company of such breach; (c) the Board shall have (i) withdrawn its recommendation or approval in respect of this Agreement or the Merger, (ii) modified its recommendation or approval in respect of this Agreement or the Merger in a manner adverse to Parent, (iii) failed to recommend to shareholders of the Company that they approve the Merger, or (iv) failed, at the written request of Parent, to publicly reaffirm within five Business Days after the request, its recommendation or approval in respect of this Agreement or the Merger, which public reaffirmation must also include, if requested by Parent, the unconditional rejection of any other Acquisition Transaction; (d) the Board shall have recommended any proposal other than by Parent or the Purchaser in respect of an Acquisition Transaction; or (e) any court of competent jurisdiction in the United States or other Governmental Authority in the United States shall have issued a judgment, decree or order that is final and nonappealable and in the reasonable judgment of Parent (A) has the effect of prohibiting the Merger, (B) individually or in the aggregate has had, or is reasonably likely to have, a Company Material Adverse Effect, or (C) prohibits or limits Parent from exercising all material rights and privileges pertaining to its ownership of the Surviving Corporation or the ownership or operation by Parent or any of its subsidiaries of all or a material portion of the business or assets of Parent or any of its subsidiaries, or compels Parent or any of its subsidiaries to dispose of or hold separate all or any material portion of the business or assets of Parent or any of its subsidiaries (including the Surviving Corporation and its subsidiaries), or imposes any materially burdensome conditions or restrictions on Parent, the Company or their subsidiaries, as a result of the Merger or the transactions contemplated by this Agreement.

Section 8.3  Termination by the Company.  This Agreement may be terminated by the Company at any time prior to the Effective Time, if (a), in connection with its intention to enter into a definitive acquisition agreement with respect to a Superior Proposal, to the extent otherwise permitted by this Agreement, if (x) the Company provides written notice, as required by Section 6.2(d), to Parent and the Purchaser of the material terms and conditions of the Superior Proposal that the Board or the Company intends to accept and (y) on or after the fifth Business Day following delivery of such written notice, the Board reasonably determines, upon the advice of its financial advisor, that such proposal remains a Superior Proposal and, after receiving the advice of outside legal counsel to the Company, that the failure to terminate this Agreement to enter into an agreement with respect to the Superior Proposal would be inconsistent with its fiduciary duties under applicable Law; (b) Parent or the Purchaser has breached any of its representations and warranties contained in this Agreement so that the closing conditions set forth in Section 7.2(a) cannot be satisfied, except for any breach that is capable of being and is cured (other than by mere disclosure of the breach) within 20 days after written notice from the Company to Parent of such breach; or (c) either Parent or the Purchaser has breached in any material respect any of its covenants made in this Agreement, except for any breach that is capable of being and is cured within 20 days after written notice from the Company to Parent of such breach.

Section 8.4  Procedure for Termination.  Termination of this Agreement by Parent or the Company pursuant to this Article VIII shall be effective upon written notice thereof to the other as provided in this Agreement.

Section 8.5  Effect of Termination.  In the event of termination of this Agreement pursuant to and in accordance with this Article VIII, the Merger shall be deemed abandoned and this Agreement shall forthwith become void, except as provided in the last two sentences of Section 6.5 and in Sections 6.7 and 6.10 (which sentences and Sections shall survive any termination of this Agreement), without liability on the part of any party hereto or its affiliates, directors, officers, employees, agents or shareholders, except as provided in Section 8.6 and except with respect to any willful or bad faith breach of any provision of this Agreement, and each of the parties hereto hereby irrevocably waives and releases any other claim which may otherwise exist upon such termination.

Section 8.6  Termination Fee.

(a)           If this Agreement is terminated by Parent pursuant to Section 8.2(c) or (d), then the Company shall reimburse Parent and the Purchaser their actual, incurred expenses directly relating to the transactions contemplated by this Agreement up to the sum of $300,000 in the aggregate (the “Expense Payment”) promptly (but no later than one Business Day) after Parent and the Purchaser provide the Company reasonable evidence of such expenses.  If the Expense Payment is payable pursuant to the preceding sentence and within 18 months after such termination of this Agreement the Company consummates a Termination Transaction with a third party, the Company shall pay to Parent a termination fee equal to $900,000 (the “Termination Fee”) promptly (but in no event later than one Business Day) after consummation of the Termination Transaction.  If this Agreement is terminated by either party pursuant to Section 8.1(c) and, prior to such termination, an Acquisition Transaction by a third party has been publicly announced or otherwise become publicly known or a third party has publicly announced an intention to make a proposal with respect to an Acquisition Transaction and the Company consummates a Termination Transaction with such third party within 18 months after such termination, then the Company shall pay to Parent and the Purchaser (i) the Expense Payment promptly (but no later than one Business Day) after Parent and the Purchaser provide the Company reasonable evidence of such expenses and (ii) the Termination Fee promptly (but in no event later than one Business Day) after consummation of the Termination Transaction.  If this Agreement is terminated by either party pursuant to Section 8.1(b) and, prior to such termination, an Acquisition Transaction by a third party has been publicly announced or otherwise become publicly known or a third party has publicly announced an intention to make a proposal with respect to an Acquisition Transaction and the Company consummates a Termination Transaction with such third party within 18 months after such termination, then the Company shall pay to Parent and the Purchaser the Expense Payment promptly (but no later than one Business Day) after Parent and the Purchaser provide the Company reasonable evidence of such expenses.

(b)           If this Agreement is terminated by the Company pursuant to Section 8.3(a), then (i) the Company shall pay to Parent and the Purchaser the Expense Payment promptly (but no later than one Business Day) after Parent and the Purchaser provide the Company reasonable evidence of such expenses, (ii) the Company shall pay to Parent a termination fee equal to $300,000 (the “Interim Fee”) promptly (but no later than one Business Day) after entering into a definitive acquisition agreement with respect to a Superior Proposal, and (iii) if within 18 months after such termination of this Agreement the Company consummates a Termination Transaction, the Company shall pay Parent an additional termination fee equal to $600,000 (the “Final Fee”) promptly (but in no event later than one Business Day) after such consummation.

(c)           If this Agreement is terminated by Parent pursuant to Section 8.2(a) (other than solely due to a Loss Reserve MAE) or Section 8.2(b), then the Company shall pay to Parent and the Purchaser the Expense Payment promptly (but no later than one Business Day) after Parent and the Purchaser provide the Company reasonable evidence of such expenses.

(d)           Acceptance by Parent and Purchaser of any payments referred to in this Section shall constitute conclusive evidence that this Agreement has been validly terminated, and upon such acceptance the Company shall be fully released and discharged from any liability or obligation resulting from or under this Agreement (except that acceptance of the Expense Payment shall not relieve the Company from its obligation to pay the Termination Fee in accordance with this Section).  The Expense Payment and Termination Fee shall be paid by wire transfer to Parent.

(e)           The Company acknowledges that the agreements contained in this Section 8.6 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent would not enter into this Agreement; accordingly, if the Company fails to timely pay any amount due pursuant to this Section 8.6, and, in order to obtain the payment, Parent commences a suit which results in a judgment against the Company for the payment set forth in this Section 8.6, the Company shall pay to Parent its reasonable costs and expenses (including reasonable attorneys’ fees) in connection with this suit, together with interest on the amount due from each date for payment until the date of the payment at the prime rate of interest as charged by Fifth Third Bank, in effect on the date the payment was required to be made.

(f)           For purposes of this Agreement, a “Termination Transaction” shall mean any acquisition of more than fifty percent (50%) of the Company and its subsidiaries, taken as a whole, by means of a merger, consolidation, share exchange or other business combination involving the Company and its subsidiaries, or acquisition of more than fifty percent (50%) of the assets or capital stock of the Company and its subsidiaries, taken as a whole, in each case other than the transactions with Parent or the Purchaser contemplated by this Agreement.

ARTICLE IX

DEFINITIONS

Section 9.1  Terms Defined in Agreement.  The following terms used herein shall have the meanings ascribed in the indicated sections.

Acquisition Transaction	6.2	(a)
Agreement	Preamble
Board	Recitals
Business Day	10.9
Certificate of Merger	1.2
Certificates	3.1	(a)
Closing	1.1	(c)
Code	3.1	(d)
Company	Preamble
Company Contract	4.20	(a)
Company Financial Advisor	4.21
Company Intellectual Property Rights	4.15	(b)
Company Material Adverse Effect	4.1	(a)
Company Permits	4.8	(c)
Company Plan	6.12
Company Preferred Stock	4.2
Company Shareholder Approval	4.3
Confidentiality Agreement	6.5
Constituent Corporations	Preamble
Continuation Coverage	6.9	(b)
Disclosure Letter	Article IV
Effective Time	1.2
Employee or Employees	4.10	(a)
Environmental Laws	4.14	(a)
ERISA	4.11	(a)
ERISA Affiliate	4.11	(a)
Exchange Act	4.4	(b)
Expense Payment	8.6	(a)
Final Fee	8.6	(b)
Governmental Authority or Governmental Authorities	4.8	(c)
Holding Company Act Reports	4.17	(c)

Indemnified Parties	6.9	(a)
Insurance Company SAP Statements	4.17	(a)
Insurance Company Subsidiary	4.1	(c)
Insurance Filings	6.3	(a)
Insurance Laws	4.8	(a)
Insurance Policies	4.19	(a)
Insurance Regulators	4.8	(a)
Insurance Services Subsidiary	4.1	(c)
Intellectual Property	4.15	(a)
Interim Fee	8.6	(b)
IRS	4.9	(a)
Laws	4.4	(a)
Leased Real Property	4.13	(b)
Liens	4.1	(b)
Loss and ALAE Ratio	4.1	(a)
Loss Reserves	4.1	(a)
Loss Reserve MAE	4.1	(a)
Maximum Amount	6.9	(b)
MBCA	Recitals
Merger	1.1	(a)
Merger Price	2.1	(a)
Michigan Insurance Regulators	7.1	(b)
Modified Merger Agreement	6.2	(d)
Other Reports and Statements	4.17	(c)
Parent	Preamble
Parent Material Adverse Effect	5.3	(a)
Paying Agent	3.1	(a)
PDIC Report	4.1	(a)
Plans	4.11	(a)
Proxy Statement	6.4	(a)
Purchaser	Preamble
Real Estate Leases	4.13	(b)
Representatives	6.2	(a)
SAP	4.17	(b)
SEC	4.4	(b)
SEC Documents	4.5	(a)
Selected Retained Reserves	4.1	(a)
Share or Shares	2.1	(a)
Shareholder Meeting	6.4	(b)
SOX	4.5	(d)
Superior Proposal	6.2	(e)
Surviving Corporation	1.1	(a)
Tail Coverage	6.9	(b)
Tax or Taxes	4.9	(a)
Tax Returns	4.9	(a)
Termination Fee	8.6	(a)

Termination Transaction	8.6	(f)
Third Party Confidentiality Agreement	6.2	(b)
Updated Disclosure Letter	6.8

The definition of additional terms and phrases used in this Agreement are set forth in Section 10.9.

ARTICLE X

MISCELLANEOUS

Section 10.1  Amendment and Modification.  Subject to applicable Law, this Agreement may be amended, modified or supplemented only by written agreement (referring specifically to this Agreement) of Parent, the Purchaser and the Company with respect to any of the terms contained herein; provided, however, that after any approval of this Agreement by the shareholders of the Company, no such amendment, modification or supplement shall be made which reduces the Merger Price or the form of consideration therefore or which in any way materially adversely affects the rights of such shareholders, without the further approval of such shareholders.

Section 10.2  Waiver.  At any time prior to the Effective Time, Parent and the Purchaser, on the one hand, and the Company, on the other hand, may (i) extend the time for the performance of any of the obligations or other acts of the other, (ii) waive any inaccuracies in the representations and warranties of the other contained herein or in any documents delivered pursuant hereto and (iii) waive compliance by the other with any of the agreements or conditions contained herein which may legally be waived.  Any such extension or waiver shall be valid only if set forth in an instrument in writing specifically referring to this Agreement and signed on behalf of such party.

Section 10.3  Survivability; Investigations.  The respective representations and warranties of Parent, the Purchaser and the Company contained herein or in any certificates or other documents delivered prior to or as of the Effective Time shall not survive beyond the Effective Time.  The covenants and agreements of the parties hereto (including the Surviving Corporation after the Merger) shall survive the Effective Time (except for those which, by their terms, contemplate a shorter survival period).

Section 10.4  Notices.  All notices, requests, demands and other communications required to be given pursuant to this Agreement shall be in writing and shall be deemed to have been duly given on the day of delivery if delivered by hand or if sent by facsimile with confirmation on a Business Day (or on the next Business Day if the day of delivery is not a Business Day), on the first Business Day following deposit with a nationally recognized overnight mail service, or on the third Business Day following first class mailing, with first class, postage prepaid:

(a)	If to the Company, to

Tracy T. Larsen Chairman, Special Committee of the Board of Directors, Professionals Direct, Inc. 300 Ottawa Avenue N.W. Suite 500 Grand Rapids, Michigan 49503 Facsimile: (616) 742-3999

with a copy to:

Barnes & Thornburg LLP 300 Ottawa Avenue N.W. Suite 500 Grand Rapids, Michigan 49503 Facsimile: (616) 742-3999 Attention: R. Paul Guerre, Esq.

(b)	If to Parent or the Purchaser, to

The Hanover Insurance Group, Inc. 440 Lincoln St. Worcester, MA 01653 Facsimile: (508) 855-2732 Attention: Mr. Andrew S. Robinson

with a copy to:

The Hanover Insurance Group, Inc. 440 Lincoln St. Worcester, MA 01653 Facsimile: (508) 926-1693 Attention: Mr. Charles F. Cronin

with a copy to:

Dykema Gossett, PLLC 400 Renaissance Center Detroit, MI 48243 Facsimile: (313) 568-6832 Attention: Thomas S. Vaughn, Esq.

Section 10.5  Assignment; No Third Party Beneficiaries. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties; provided that Parent may assign the rights and obligations of the Purchaser under this Agreement to any direct or indirect wholly-owned subsidiary of Parent, but no such assignment shall relieve any party of its obligations under this Agreement.  This Agreement, except for the provisions of Sections 3.1 and 6.9 (which are intended to be for the benefit of the persons identified therein, and may be enforced by such persons), is not intended to confer any rights or remedies hereunder upon any other person except the parties hereto, this Agreement being for the exclusive benefit of the parties hereto and their successors and permitted assigns.

Section 10.6  Governing Law.  This Agreement shall be governed by and construed in accordance with the applicable Laws of the State of Michigan as applicable to contracts made and to be performed in the State of Michigan, without regard to conflicts of laws principles.  Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement or the Merger may only be brought in a court sitting in the State of Michigan, County of Kent, City of Grand Rapids, or the United States District Court for the Western District of Michigan, and each party hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein.  Process in any action or proceeding referred to in the preceding sentence may be served on a party anywhere in the world.

Section 10.7  Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and together shall constitute one and the same agreement.  A facsimile or pdf (portable document format) signature will have the same effect as an original signature.

Section 10.8  Certain Disclosure Matters.  Each disclosure of the Company set forth in the Disclosure Letter shall limit a representation and warranty of the Company only to the extent such disclosure specifically references the particular representation or warranty it is intended to qualify or it is reasonably apparent on the face of such disclosure that it qualifies such particular representation or warranty.

Section 10.9  Interpretation.  The article and section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties and shall not in any way affect the meaning or interpretation of this Agreement.  As used in this Agreement, (i) the term “person” or “Person” means and includes any individual, partnership, joint venture, corporation, trust, unincorporated organization  or association, government (or any department or agency thereof) or any other entity; (ii) the term “subsidiary” of any person means any corporation, partnership, joint venture or other legal entity of which such person (either alone or through any other subsidiary) owns, directly or indirectly, more than 50% of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity; (iii) the term “including” and words of similar import mean “including, without limitation” unless the context otherwise requires or unless otherwise specified; (iv) the term “business day” or “Business Day” means any day other than a day on which banks in the State of Michigan or the State of Massachusetts are required or authorized to be closed; and (v) the term “to the knowledge of the

Company” (or words of similar import) shall mean to the actual knowledge of any executive officer of the Company.

Section 10.10  Entire Agreement.  This Agreement, the Disclosure Letter, the Updated Disclosure Letter and the Confidentiality Agreement set forth the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein and therein and supersede all prior agreements and understandings between the parties with respect to such subject matter.  No representation, promise, inducement or statement of intention has been made by any party hereto in connection with the Merger or the transactions contemplated by this Agreement, which is not embodied in this Agreement, and no party hereto shall be bound by or liable for any alleged representation, promise, inducement or statement of intention not so embodied.

Section 10.11  Waiver of Jury Trial.  EACH OF THE PARTIES HERETO HEREBY KNOWINGLY AND WILLINGLY WAIVES ITS RIGHTS TO DEMAND A JURY TRIAL IN ANY ACTION OR PROCEEDING INVOLVING THIS AGREEMENT, ANY OTHER TRANSACTION DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.  EACH OF THE PARTIES REPRESENTS AND WARRANTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND HAS KNOWINGLY AND VOLUNTARILY WAIVED ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.  IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO TRIAL BY THE COURT.

[Signature page follows.]

Parent, the Purchaser and the Company have caused this Agreement and Plan of Merger to be signed by their respective duly authorized officers as of the date first above written.

THE HANOVER INSURANCE GROUP, INC.

By:	/s/ Andrew S. Robinson
Name:	Andrew S. Robinson
Title:	Senior Vice President
“Parent”

HANOVER ACQUISITION CORP.

By:	/s/ Andrew S. Robinson
Name:	Andrew S. Robinson
Title:	Vice President
“Purchaser”

PROFESSIONALS DIRECT, INC.

By:	/s/ Stephen M. Tuuk
Name:	Stephen M. Tuuk
Title:	President and Chief Executive Officer
“Company”

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